UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Permian Resources Corp

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PERMIAN
RESOURCES

Notice of 2025 Annual Meeting of Shareholders and Proxy Statement

PERMIAN

2025 Proxy Statement

LETTER FROM OUR CO-CEOS William M. Hickey III & James H. Walter I April 10, 2025

Dear Fellow Shareholders,

On behalf of the Board of Directors of Permian Resources Corporation, we are pleased to invite you to our 2025 Annual Meeting of Shareholders, which will take place on May 21, 2025 at 9:00 a.m. Central Time at the Petroleum Club of Midland at 501 West Wall Street, Midland, TX 79701.

Permian Resources Corporation had another outstanding year in 2024, and we are very proud of our team for their efforts and everything they have accomplished to date. With our low cost structure as the foundation, Permian Resources delivered our shareholders with peer leading returns, achieved our corporate goals and met or exceeded all of our public guidance for the year. Our success was bolstered by our strong return of capital strategy, which included a 150% increase to our quarterly base dividend, and by our completion and integration of numerous acquisitions of oil and natural gas properties in the Permian Basin, which allowed us to replace more than our drilled inventory for the second year in a row.

We encourage you to review this Proxy Statement and to vote promptly so that your shares will be represented at the Annual Meeting. We also cordially invite you to attend the Annual Meeting. On behalf of the Board of Directors and management, we express our appreciation for your continued support of our company.

Sincerely,

WILLIAM M. HICKEY III Co-Chief Executive Officer	JAMES H. WALTER Co-Chief Executive Officer

PERMIAN RESOURCES	2025 PROXY STATEMENT	1

NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS

May 21, 2025 | 9:00 a.m. Central Time | Petroleum Club of Midland | 501 West Wall Street, Midland, TX 79701

April 10, 2025

To our Shareholders:

The 2025 Annual Meeting of Shareholders of Permian Resources Corporation will take place on May 21, 2025 at 9:00 a.m. Central Time at the Petroleum Club of Midland at 501 West Wall Street, Midland, TX 79701.

At the Annual Meeting, shareholders will be asked to:

  1.  Elect eleven directors to our Board of Directors;

  2.  Approve, by a non-binding advisory vote, our named executive officer compensation;

  3.  Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and

  4.  Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

All shareholders of record at the close of business on April 2, 2025, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

JOHN C. BELL
EVP, General Counsel and Secretary

Instead of mailing a printed copy of the proxy materials, including our Annual Report, to each shareholder of record, we are providing access to these materials via the internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all shareholders. Accordingly, on or about April 10, 2025, a Notice Regarding the Internet Availability of Proxy Materials (the Notice) was mailed to our shareholders of record as of the record date. The Notice contains instructions on how to electronically access the proxy materials on the internet and how to vote your shares. Instructions for requesting a paper copy of the proxy materials are also contained in the Notice.

Your vote is important. Whether or not you expect to attend the Annual Meeting, please vote as promptly as possible by using the internet or telephone voting procedures described in the Notice and in this Proxy Statement or by requesting a printed copy of the proxy materials (including the proxy card) and completing, signing and returning the enclosed proxy card by mail. We thank you for your continued support and cordially invite you to attend the Annual Meeting.

2	PERMIAN RESOURCES	2025 PROXY STATEMENT

PERMIAN RESOURCES	2025 PROXY STATEMENT	3

4	PERMIAN RESOURCES	2025 PROXY STATEMENT

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information you should consider before voting. Please read the entire Proxy Statement before voting. For more complete information regarding our 2024 operational and financial performance and definitions of industry terms, please review our Annual Report on Form 10-K for the year ended December 31, 2024 (the Annual Report), which accompanies this Proxy Statement.

ANNUAL MEETING AND VOTING DETAILS

Annual Meeting Details

DATE & TIME Wednesday, May 21, 2025 9:00 a.m. Central Time	LOCATION Petroleum Club of Midland 501 West Wall Street Midland, TX 79701	RECORD DATE April 2, 2025

Board Recommendations on Voting Matters

VOTING MATTER	VOTING RECOMMENDATION	PAGE REFERENCE
Proposal 1: Elect eleven directors to our Board of Directors	FOR each Nominee	10
Proposal 2: Approve, by a non-binding advisory vote, our named executive officer compensation	FOR	65
Proposal 3: Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025	FOR	66

Voting Your Shares

Even if you plan to attend the Annual Meeting, we strongly encourage you to vote as soon as possible by using one of the methods described below. In all cases, you will need to have your Control Number in hand, which is included on the Notice Regarding the Internet Availability of Proxy Materials (the Notice) or Proxy Card you receive in the mail. The deadline to vote is 11:59 p.m. Eastern Time on May 20, 2025 (the day before the Annual Meeting) except for voting that occurs in person during the Annual Meeting. If mailed, your completed and signed Proxy Card must be received by May 20, 2025.

BY INTERNET	BY MOBILE DEVICE	BY MAIL
www.cstproxyvote.com		Complete, sign, date and return your Proxy Card in the envelope provided

PERMIAN RESOURCES	2025 PROXY STATEMENT	5

PROXY STATEMENT SUMMARY

FORWARD-LOOKING STATEMENTS

If you are the beneficial owner of shares held in street name (for example, your shares are held in your brokerage account), your method for accessing the proxy materials and voting may vary. Therefore, if you are a beneficial owner, please follow the instructions provided by your broker or nominee to vote by internet, telephone or mail. You should contact your broker or nominee or refer to the instructions provided by your broker or nominee for further information.

You may receive more than one Notice, Proxy Card or other voting instruction form if your shares are held through more than one account (for example, through different brokers or nominees). Each Notice, Proxy Card or other voting instruction form only covers those shares held in the applicable account. If you hold shares in more than one account, you will have to provide voting instructions as to all your accounts to vote all your shares.

FORWARD-LOOKING STATEMENTS

This Proxy Statement may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). Please refer to the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in the Annual Report for a description of the substantial risks and uncertainties related to any forward-looking statements that may be included in this Proxy Statement.

ACHIEVEMENTS DURING 2024

As referenced in the Letter from our Co-CEOs, this past year was outstanding for Permian Resources Corporation (PR). During 2024, PR extended its low cost leadership, grew scale through accretive acquisitions in the Delaware Basin, delivered significant value to shareholders through a revamped shareholder returns program, completed and integrated numerous acquisitions of oil and natural gas assets, achieved its corporate goals and met or exceeded all of its public guidance for 2024.

We are proud of our financial and operational performance for 2024, and some specific highlights of our accomplishments in 2024 are listed below.

●	Reported crude oil and total average production of 159.2 MBbls/d and 343.5 MBoe/d, an increase of 63% and 77% compared to the prior year
●	Generated cash provided by operating activities of $3.4 billion and Adjusted Free Cash Flow(1) of $1.4 billion in 2024
●	Realized significant operational efficiency gains, resulting in reduced cycle times and lower well costs, including reduced drilling and completion costs per foot by 14% year-over-year
●	Replaced over 100% of PR’s drilled inventory in 2024 through accretive M&A for the second consecutive year
●	Met or exceeded all of PR’s initial full year 2024 guidance metrics
●	Raised oil production target three consecutive quarters and delivered actual volumes above the high-end of guidance range
●	Remained within original capital budget despite increased well count and acquisitions
●	Demonstrated cost control, delivering controllable cash costs below mid-point of full year guidance range
●	Increased quarterly base dividend from $0.05 to $0.15 per share

(1)	Adjusted Free Cash Flow is a non-GAAP financial measure. See Appendix A for a reconciliation of this financial measure to our most directly comparable financial measure calculated in accordance with GAAP.

6	PERMIAN RESOURCES	2025 PROXY STATEMENT

PROXY STATEMENT SUMMARY

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) HIGHLIGHTS

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG) HIGHLIGHTS

We are committed to producing oil and natural gas in a way that creates long-term value for our stakeholders, which includes the commitment to do so in an ethical, pragmatic and environmentally and socially responsible way. That commitment extends throughout our operations and includes a dedication to superior performance with respect to ESG matters.

During the Fall of 2024, we published our annual Corporate Sustainability Report (CSR), which is available on our website at https://permianres.com/sustainability. The CSR builds upon our prior ESG disclosures and covers our performance in environmental stewardship, regulatory compliance, health and safety, corporate governance, ethics, security, workforce development, wellbeing and community engagement matters.

The table below identifies some ESG highlights relating to 2024.

Board Governance	● Declassified our Board, with each of our directors being elected annually under a majority vote standard ● Refreshed committee composition to enhance Board’s independent oversight function
Shareholder Alignment	● Our performance-focused compensation philosophy, coupled with one of the largest management ownership interests in the industry, drove differentiated shareholder alignment
ESG Management & Oversight

●  Maintained a highly informed sustainability team with engineering, operational, legal and finance backgrounds and that regularly reported to the Environmental, Social and Governance Committee

●  Designated our Chief Financial Officer as the executive responsible for overseeing our sustainability efforts, demonstrating our commitment to integrating sustainability into our financial decision-making processes and underscoring the importance we place on embedding sustainability organization-wide

Water Recycling	● Recycled and reused 47% of water used in 2024 ● Eliminated fresh water usage to 0% of total water used in 2024 from 0.4 million barrels (1% of total water used in 2023)
Flaring	● Flared only 1.0% of natural gas volumes in 2024(1)
Reducing Environmental Impact

●  Utilized multiple well pads and centralized production facilities, which reduce surface impact compared to single well pads and facilities

●  Limited oil spills to approximately 0.002% and produced water spills to approximately 0.002% of volumes produced in 2024

Expanding Leak Detection and Mitigation	● Deployed continuous emissions monitoring across ~60% of our production in 2024, compared to 25% in 2023 ● Conducted over 4,000 OGI inspections in 2024, more than 2x the frequency compared to 2023.
Prioritizing Pipelines Over Trucks	● Transported over 98% of our produced water by pipeline, reducing trucking-related emissions, improving safety, minimizing the potential for spills and lessening the impact on local roads
Health & Safety	● Limited Total Recordable Incident Rate (TRIR) for employees and contractors to approximately 0.57

(1)	Utilizing the American Exploration and Production Council (AXPC) definition to calculate flaring percentage.

PERMIAN RESOURCES	2025 PROXY STATEMENT	7

PROXY STATEMENT SUMMARY

CORPORATE GOVERNANCE AND COMPENSATION HIGHLIGHTS

CORPORATE GOVERNANCE AND COMPENSATION HIGHLIGHTS

We are committed to corporate governance and compensation practices that follow best processes, promote the long-term interests of our shareholders, strengthen our Board, foster management accountability and help build public trust in our company. The table below identifies some highlights.

BOARD & COMMITTEE STRUCTURE	GOVERNANCE PRACTICES	COMPENSATION PRACTICES
Roles of Chair of the Board and Co-CEOs are separate	Board and Committee risk oversight	Our Co-CEOs receive compensation solely in performance-based equity awards

Majority voting in uncontested director elections	Active shareholder engagement	Stock ownership guidelines

Diverse Board skills and experience	No employment agreements	Independent compensation consultant

Refreshed committee composition to enhance independent oversight function	No shareholder rights (poison pill) or similar plan	Director compensation program enables compensation solely in equity awards

	Non-hedging and non-pledging policies for our company securities	Compensation clawback policy

	Related person transactions policy	Double-trigger required and no tax gross-ups for change-in-control benefits and payments

2024 Executive Compensation

The Compensation Committee, with the support of the Co-CEOs, adopted an executive compensation program that ties 100% of our Co-CEOs’ compensation to the performance of the Company. Under this program, neither of our Co-CEOs receives a base salary, annual bonus or any other form of cash compensation. Instead, 100% of their compensation has been provided through long-term incentive awards in the form of performance stock units (PSUs). The ultimate number of shares earned depends on the total shareholder returns (TSR) of PR on both an absolute basis and a relative basis to PR’s peer group. Similarly, a significant portion of the compensation for our other named executive officers is tied to the Company’s performance via long term PSUs that account for 80% of their respective equity compensation. We believe this approach to executive compensation differentiates us from our peers and is an integral part of our shareholder-aligned strategy.

Our Co-CEOs’ inaugural PSU grants were awarded to them in September 2022, on the closing date of the merger (the PR Merger) between Centennial Resource Development, Inc. (Centennial) and Colgate Energy Partners III, LLC (Colgate). These long-term PSUs were divided into three equal tranches, with the performance periods for each tranche lasting approximately three, four and five years from the closing date of the PR Merger. The Compensation Committee, with the support of the Co-CEOs, chose this structure to allow for full alignment between the Co-CEOs’ compensation and the TSR experienced by our shareholders as a means to incentivize long-term value creation by our Co-CEOs.

Co-CEOs’ Compensation

33%
5-Yr. PSUs
(Vest YE '27)
33%
3-Yr. PSUs
(Vest YE '25)
100%
EQUITY
33%
4-Yr. PSUs
(Vest YE '26)

8	PERMIAN RESOURCES	2025 PROXY STATEMENT

PROXY STATEMENT SUMMARY

DIRECTOR NOMINEES

DIRECTOR NOMINEES

There are currently eleven directors on our Board. Our Board is not classified and all of our directors are elected annually for one-year terms. The table below identifies the eleven director nominees named in this Proxy Statement, each of whom currently serves on our Board.

DIRECTOR NOMINEES	AGE	DIRECTOR SINCE
Robert J. Anderson	63	2023
Maire A. Baldwin	59	2016
Frost W. Cochran	60	2023
Karan E. Eves	43	2022
Steven D. Gray (Board Chair)	65	2022
William M. Hickey III	38	2022
Aron Marquez	42	2022
William J. Quinn	54	2022
Jeffrey H. Tepper	59	2016
Robert M. Tichio	47	2016
James H. Walter	37	2022

PERMIAN RESOURCES	2025 PROXY STATEMENT	9

PROPOSAL 1:

Election of Eleven Directors

Our Board is not classified and all of our directors are elected annually for one-year terms. The eleven director nominees for election at the Annual Meeting are listed below. If elected to the Board, each nominee will serve until the Company’s 2026 annual meeting of shareholders. Notwithstanding the expiration date of their term, each director holds office until their successor is duly elected and qualified. Each of the nominees currently serves on the Board.

If prior to the Annual Meeting a nominee becomes unavailable to serve as a director, any shares represented by a proxy directing a vote will be voted for the remaining nominees and for any substitute nominee(s) designated by the Board. As of the mailing of these proxy materials, the Board has no reason to believe any director nominee would not be available to serve.

BOARD STRUCTURE

The following table provides a snapshot of the current members of the Board and its committees.

		COMMITTEE MEMBERSHIP
DIRECTOR NOMINEES	DIRECTOR SINCE	AUDIT	COMPENSATION	NOMINATING AND CORPORATE GOVERNANCE	ENVIRONMENTAL, SOCIAL AND GOVERNANCE
ROBERT J. ANDERSON	2023
MAIRE A. BALDWIN	2016
FROST W. COCHRAN	2023
KARAN E. EVES	2022
STEVEN D. GRAY (BOARD CHAIR)	2022
WILLIAM M. HICKEY III	2022
ARON MARQUEZ	2022
WILLIAM J. QUINN	2022
JEFFREY H. TEPPER	2016
ROBERT M. TICHIO	2016
JAMES H. WALTER	2022

= Chair	= Member

10	PERMIAN RESOURCES	2025 PROXY STATEMENT

PROPOSAL 1: ELECTION OF ELEVEN DIRECTORS

DIRECTOR NOMINATION PROCESS

DIRECTOR NOMINATION PROCESS

The Nominating and Corporate Governance Committee of our Board identifies, evaluates and recommends director candidates to our Board with the goal of identifying individuals with a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. In evaluating director candidates, the Nominating and Corporate Governance Committee may also consider certain other criteria as set forth in our Corporate Governance Guidelines, including:

●	the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;
●	the candidate’s experience as a board member of another publicly held company and, in the case of an incumbent director, such director’s past performance on our Board;
●	the candidate’s professional and academic experience relevant to our industry;
●	the strength of the candidate’s leadership skills;
●	the candidate’s experience in specialized areas of practice, including in the areas of finance and accounting; environmental, social and governance; human capital and executive compensation; and technology and cybersecurity;
●	the overall composition of the Board in terms of broad skillsets, background, experiences and interests; and
●	whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable.

The Nominating and Corporate Governance Committee and the Board monitor the mix of specific experience, qualifications and skills of our directors in order to ensure that the Board, as a whole, has the necessary tools to perform its oversight function effectively. The Nominating and Corporate Governance Committee identifies candidates through the personal, business and organizational contacts of the directors and management, as well as through executive search firms engaged by the Nominating and Corporate Governance Committee to assist in the process.

We are committed to building a well-rounded Board comprised of individuals from different backgrounds, including differences in viewpoints, education, experience and other individual qualifications and attributes.

Our Corporate Governance Guidelines require that each nominee for director sign and deliver to our Board an irrevocable letter of resignation that becomes effective if (a) the nominee does not receive a majority of the votes cast in an uncontested election, and (b) the Board decides to accept the resignation. The Board has received such conditional letters of resignation from each of the nominees named in Proposal 1.

While the Nominating and Corporate Governance Committee will consider nominees suggested by shareholders, it did not receive any shareholder nominations for the Annual Meeting prior to the deadline for such nominations.

PERMIAN RESOURCES	2025 PROXY STATEMENT	11

PROPOSAL 1: ELECTION OF ELEVEN DIRECTORS

SUMMARY OF DIRECTOR QUALIFICATIONS

SUMMARY OF DIRECTOR QUALIFICATIONS

The biographies of the members of our Board demonstrate a diversity of experience and a wide variety of backgrounds, skills, qualifications and viewpoints that strengthen their ability to carry out their oversight role on behalf of our shareholders. The following matrix highlights key qualifications, skills and other attributes each director brings to the Board. More details on each director’s qualifications, skills and expertise are included in the director biographies on the following pages.

SKILLS AND EXPERIENCE	ROBERT ANDERSON	MAIRE BALDWIN	FROST COCHRAN	KARAN EVES	STEVEN GRAY	WILLIAM HICKEY	ARON MARQUEZ	WILLIAM QUINN	JEFFREY TEPPER	ROBERT TICHIO	JAMES WALTER
Accounting / Financial Oversight	●	●	●	●				●	●	●	●
Business Development / M&A	●		●		●	●	●	●	●	●	●
ESG Oversight	●			●		●	●			●
Executive Leadership	●	●	●	●	●	●	●				●
Finance / Capital Markets	●		●					●	●	●	●
Geology / Reservoir Engineering	●			●	●	●
Investor Relations	●	●		●		●		●			●
Marketing / Midstream			●			●					●
Public Company Board	●	●	●		●			●	●	●
Strategic Planning / Risk Management	●		●	●		●	●	●	●	●	●
TENURE AND INDEPENDENCE
Tenure (Years)	1	8	1	2	2	2	2	2	8	8	2
Independent		●	●	●	●		●		●	●
DEMOGRAPHICS
Age	63	59	60	43	65	38	42	54	59	47	37
Gender	M	F	M	F	M	M	M	M	M	M	M
White	●	●	●	●	●	●		●	●	●	●
Ethnic Diversity							●

12	PERMIAN RESOURCES	2025 PROXY STATEMENT

PROPOSAL 1: ELECTION OF ELEVEN DIRECTORS

DIRECTOR NOMINEES

DIRECTOR NOMINEES

ROBERT J. ANDERSON
AGE: 63 DIRECTOR SINCE: November 2023 COMMITTEES: ● Environmental, Social and Governance Committee

Mr. Anderson is the Chief Executive Officer of PetroPeak Energy, LLC, a private oil and gas start-up company focused on the acquisition and development of conventional assets in select onshore basins in the U.S. Previously, Mr. Anderson served as President and Chief Executive Officer of Earthstone Energy, Inc. (Earthstone) between April 2020 and November 2023, having previously served as President since April 2018. He also served on the Board of Directors of Earthstone between April 2022 and November 2023. From December 2014 through April 2018, he served as Earthstone’s Executive Vice President, Corporate Development and Engineering. Previously, he served in a similar capacity with Oak Valley Resources LLC (Oak Valley) from March 2013 until the closing of its strategic combination with Earthstone in December 2014. Prior to joining Oak Valley, he served from August 2012 to February 2013 as Executive Vice President and Chief Operating Officer of Halcón Resources Corporation (Halcón). Mr. Anderson was employed by GeoResources, Inc. from April 2007 until its merger with Halcón in August 2012, ultimately serving as a director and Executive Vice President, Chief Operating Officer - Northern Region. He was involved in the formation of Southern Bay Energy in September 2004 as Vice President, Acquisitions until its merger with GeoResources in April 2007. From March 2004 to August 2004, Mr. Anderson was employed by AROC, a predecessor company to Southern Bay Energy, as Vice President, Acquisitions and Divestitures. Prior to March 2004, he was employed in technical and supervisory roles with Anadarko Petroleum Corporation, major oil companies including ARCO International/Vastar Resources, and independent oil companies, including Hugoton Energy, Hunt Oil and Pacific Enterprises Oil Company. His professional experience of over 30 years includes acquisition evaluation, reservoir and production engineering, field development, project economics, budgeting and planning, and capital markets. He is currently a Board Member of the Houston Producers Forum and an At-Large Director of the Independent Petroleum Association of America. Mr. Anderson holds a Master in Business Administration degree from the University of Denver and a Bachelor of Science degree in Petroleum Engineering from the University of Wyoming.

We believe Mr. Anderson is qualified to serve on our Board due to his leadership experience, intimate knowledge of the oil and gas industry, technical expertise, familiarity with our operations and expertise in acquisitions in our industry.

MAIRE A. BALDWIN
AGE: 59 DIRECTOR SINCE: October 2016 Independent COMMITTEES: ● Compensation Committee (Chair) ● Audit Committee

Prior to joining the Board, Ms. Baldwin was employed as an Advisor to EOG Resources, Inc., an independent U.S. oil and gas company from March 2015 until April 2016. Prior to that, she served as Vice President, Investor Relations at EOG from 1996 to 2014. Ms. Baldwin has served as a director of the Houston Parks Board since 2011, a non-profit dedicated to developing parks and green space in the greater Houston area where she serves on several committees. She also has served on the board and several board committees of The Rothko Chapel since 2021. Ms. Baldwin is a co-founder of Pursuit, a non-profit dedicated to raising funds and awareness of adults with intellectual and developmental disabilities. Ms. Baldwin holds a Master of Business Administration degree and a Bachelor of Arts degree in Economics from the University of Texas at Austin.

We believe Ms. Baldwin is qualified to serve on our Board due to her experience in the energy industry. From her executive experience with EOG, Ms. Baldwin has a deep understanding of the oil and gas industry generally and investor relations issues specifically, which we believe gives her an important insight into best practices relating to shareholder engagement and an understanding of the investment community’s expectations for public companies in our industry.

PERMIAN RESOURCES	2025 PROXY STATEMENT	13

PROPOSAL 1: ELECTION OF ELEVEN DIRECTORS

DIRECTOR NOMINEES

FROST W. COCHRAN
AGE: 60 DIRECTOR SINCE: November 2023 Independent COMMITTEES: ● Audit Committee ● Environmental, Social and Governance Committee

Mr. Cochran served on the Board of Directors of Earthstone between April 2022 and November 2023. Since 2006, he has been a Managing Director and founding partner of Post Oak Energy Capital, LP (Post Oak), a Houston based investor in oil & gas operating and minerals holding companies, and related midstream infrastructure and services companies. Prior to founding Post Oak in 2006, Mr. Cochran served from 2004 to 2006 as the President of the holding company of Belden & Blake, which held operating interests in oil and gas properties and related infrastructure in the Appalachian Basin. In 2002, he co-founded and served as President of Signal Hill Power, a merchant power owner operator in the Texas ERCOT market. Mr. Cochran served as a Managing Director of Torch Energy from 1998 until March 2002, Managing Director and Partner at Energy Asset Management LLC from 1996 through 1998, Vice President of Enron Development Corporation from 1993 until 1996, as Project Finance Manager at Destec Energy Inc., a subsidiary of The Dow Chemical Company, from 1991 until 1993 and with Kemper Securities Group from 1989 until 1991. Mr. Cochran serves on the boards of several Post Oak portfolio companies in the upstream, midstream and services sectors of the energy industry and is a member of Post Oak’s investment committee. Mr. Cochran is a member of the Independent Petroleum Association of America and the Texas Independent Producers and Royalty Owners. Mr. Cochran holds a Master in Business Administration degree from the University of Texas at Austin and a Bachelor in Business Administration degree from the University of Mississippi.

We believe Mr. Cochran is qualified to serve on our Board due to his extensive experience in investing in the oil and gas industry, including serving on the boards of private oil and gas exploration and production companies. Also, based on his experience and as a Managing Director of Post Oak, Mr. Cochran is able to provide the Board with insights regarding financial matters and strategic planning.

KARAN E. EVES
AGE: 43 DIRECTOR SINCE: September 2022 Independent COMMITTEES: ● Audit Committee ● Nominating and Corporate Governance Committee

Ms. Eves is the Chief Operating Officer of Boaz Energy II, LLC, which she co-founded in 2013. In 2011, she founded Boaz Energy, LLC and served as the company’s Chief Executive Officer. In 2010, Ms. Eves founded Markar Energy Company, an independent engineering consulting firm, and served as its Chief Executive Officer until 2011. Ms. Eves began her career at Merit Energy Company in 2004 and held various roles over her six years with the company, including serving as the Interim Division Manager for Merit’s East Rockies Division. She has served in numerous volunteer roles in her community including Trinity School TCA President, Sustainer of the Junior League of Midland and Sunday School Teacher, and she serves on the board of several nonprofit organizations in Midland. Ms. Eves holds a Bachelor of Science in Petroleum Engineering degree from Texas Tech University.

We believe Ms. Eves is qualified to serve on our Board due to her executive experience, including operating an upstream oil and gas operator in the Permian Basin.

14	PERMIAN RESOURCES	2025 PROXY STATEMENT

PROPOSAL 1: ELECTION OF ELEVEN DIRECTORS

DIRECTOR NOMINEES

STEVEN D. GRAY
AGE: 65 DIRECTOR SINCE: September 2022 Independent Board Chair COMMITTEES: ● Compensation Committee ● Nominating and Corporate Governance Committee (Chair)

Mr. Gray served as the co-founder, director and Chief Executive Officer of RSP Permian Inc. from its inception in 2010 until its merger with Concho Resources in 2018. After the merger with Concho, he joined Concho’s Board of Directors and served until Concho was acquired by ConocoPhillips in 2021. Prior to forming RSP Permian, Mr. Gray founded several successful oil and gas ventures spanning nearly 20 years in partnerships with Natural Gas Partners, an Irving, Texas based private equity company. Before that, Mr. Gray spent 11 years employed in the oil and gas industry in various capacities as a petroleum engineer. Mr. Gray currently serves as chairman of the Board of Directors of Infinity Natural Resources, Inc. and on the Texas Tech Foundation Advisory Board. Until October 2024, he served on the Board of Directors of Range Resources Corporation. He is a member of the Petroleum Engineering Academy, serves on the Dean’s Advisory Council for the College of Engineering at Texas Tech University and is a member of the Executive Advisory Council of the George W. Bush Presidential Center in Dallas, Texas.  Mr. Gray holds a Bachelor of Science in Petroleum Engineering degree from Texas Tech University.

We believe Mr. Gray’s prior executive roles for numerous upstream oil and gas companies, including as CEO, as well as experience serving on the boards of multiple public oil and gas companies, qualify him to serve as a member of the Board.

ARON MARQUEZ
AGE: 42 DIRECTOR SINCE: September 2022 Independent COMMITTEES: ● Compensation Committee ● Environmental, Social and Governance Committee

Mr. Marquez is the Executive Chairman of Wildcat Oil Tools, LLC, an international oil field services and technology company. Mr. Marquez founded Wildcat Oil Tools in 2012 and served as its Chief Executive Officer until becoming the company’s Executive Chairman in January 2023. In 2009, Mr. Marquez founded St. Andrews Royalties LLC, an oil and gas royalty company, for which he serves as President. Prior to founding these companies, Mr. Marquez held various roles from 2004 to 2009 at Nabors Industries, including District Manager overseeing the company’s well servicing operations in West Texas and New Mexico. In 2019, Mr. Marquez founded Flecha Azul Tequila LLC, a premium tequila company, and continues to be active in the company’s management following its expansion through a joint venture with industry professionals in 2021. Mr. Marquez also serves as Chief Executive Officer of Black Quail Apparel LLC, a company that manufactures and sells premium golfing and leisure apparel, and co-founder of Ombré Men, an innovative men’s skincare company. He serves on the Board of Directors for the First Tee of West Texas and previously served on the Midland Community Hospital Advisors Board, the Midland YMCA Board and the United Way of Odessa Board. Mr. Marquez holds a Bachelor of Arts in Organizational Leadership degree from the University of Oklahoma.

We believe Mr. Marquez is qualified to serve on our Board due to his entrepreneurial history and leadership experience in the oilfield services industry, including in the Permian Basin.

WILLIAM J. QUINN
AGE: 54 DIRECTOR SINCE: September 2022

Mr. Quinn is a Founder and Managing Partner of Pearl Energy Investments (Pearl). Prior to founding Pearl in 2015, Mr. Quinn served as Managing Partner of Natural Gas Partners (NGP). In his capacity as Managing Partner, he co-managed NGP’s investment portfolio and played an active role in the full range of NGP’s investment process. Mr. Quinn serves on the boards of directors of a number of Pearl companies and their affiliates. Since January 2025, Mr. Quinn serves on the Board of Directors of Infinity Natural Resources, Inc. From September 2021 until May 2022, he served as a director and Chairman of the Board for Spring Valley Acquisition Corporation, which is now called NuScale Power Corporation following the company’s business combination in May 2022. Mr. Quinn holds a Master of Business Administration degree from the Stanford University Graduate School of Business and a Bachelor of Science in Economics degree, with honors, from the Wharton School of the University of Pennsylvania with a concentration in finance.

We believe that Mr. Quinn’s deep industry and investing experience and intimate knowledge of Pearl and PR’s assets make him well suited to serve as a member of our Board.

PERMIAN RESOURCES	2025 PROXY STATEMENT	15

PROPOSAL 1: ELECTION OF ELEVEN DIRECTORS

DIRECTOR NOMINEES

JEFFREY H. TEPPER
AGE: 59 DIRECTOR SINCE: February 2016 Independent COMMITTEES: ● Audit Committee (Chair) ● Nominating and Corporate Governance Committee

Mr. Tepper is Founder of JHT Advisors LLC, an M&A advisory and investment firm. From 1990 to 2013, Mr. Tepper served in a variety of senior management and operating roles at the investment bank Gleacher & Company, Inc. and its predecessors and affiliates, where he was Head of Investment Banking and a member of the Firm’s Management Committee. As Gleacher’s former Chief Operating Officer, he also oversaw operations, compliance, technology and financial reporting. In 2001, Mr. Tepper co-founded Gleacher’s asset management activities and served as President. Gleacher managed over $1 billion of institutional capital in the mezzanine capital and hedge fund areas. Mr. Tepper served on the Investment Committees of Gleacher Mezzanine and Gleacher Fund Advisors. Between 1987 and 1990, Mr. Tepper was employed by Morgan Stanley & Co. as a financial analyst in the mergers & acquisitions and merchant banking departments.

In addition, Mr. Tepper serves, or has served, as a director of the following public companies:

●  Agriculture & Natural Solutions Acquisition Corporation (since 2023)

●  Solid Power, Inc. (f/k/a Decarbonization Plus Acquisition Corporation III) (2021)

●  Hyzon Motors, Inc. (f/k/a Decarbonization Plus Acquisition Corp) (2020 – July 2021)

Mr. Tepper holds a Master of Business Administration degree from Columbia Business School and a Bachelor of Science in Economics degree from The Wharton School of the University of Pennsylvania with concentrations in finance and accounting.

We believe Mr. Tepper is qualified to serve on our Board due to his significant investment and financial experience, particularly as it relates to mergers and acquisitions, corporate finance, leveraged finance and asset management.

ROBERT M. TICHIO
AGE: 47 DIRECTOR SINCE: October 2016 Independent COMMITTEES: ● Compensation Committee ● Environmental, Social and Governance Committee (Chair)

Mr. Tichio serves as the Chief Executive Officer and Managing Partner of Fortescue Capital, a green energy investment accelerator platform, which he helped launch in November 2023. Mr. Tichio served as a Partner of Riverstone from 2006 through 2023. Prior to joining Riverstone, Mr. Tichio was in the Principal Investment Area of Goldman Sachs, which manages the firm’s private corporate equity investments. Mr. Tichio began his career at J.P. Morgan in the Mergers & Acquisitions group where he concentrated on assignments that included public company combinations, asset sales, takeover defenses and leveraged buyouts.

Mr. Tichio serves on the boards of a number of Riverstone portfolio companies and their affiliates. Mr. Tichio serves, or has served, as a director of the following public companies:

●  Agriculture & Natural Solutions Acquisition Corporation (since 2023)

●  Tritium DCFC Limited (Chairman) (since 2022)

●  Pipestone Energy Corp. (2019 - October 2023)

●  Talos Energy Inc. (2012 - February 2023)

●  Solid Power, Inc. (f/k/a Decarbonization Plus Acquisition Corporation III) (2021 - May 2022)

●  Hyzon Motors, Inc. (f/k/a Decarbonization Plus Acquisition Corp) (2020 – July 2021)

Mr. Tichio holds a Master of Business Administration degree from Harvard University and a Bachelor of Arts degree from Dartmouth College.

We believe Mr. Tichio is qualified to serve on our Board due to his capital markets and mergers and acquisitions experience. Mr. Tichio also serves as a director on the boards of other traditional energy and renewable energy companies, which we believe further enhances his understanding of the industry and perspective on best practices relating to ESG matters, corporate governance, management and capital markets transactions.

16	PERMIAN RESOURCES	2025 PROXY STATEMENT

PROPOSAL 1: ELECTION OF ELEVEN DIRECTORS

VOTE REQUIRED AND BOARD RECOMMENDATION

WILLIAM M. HICKEY III
AGE: 38 DIRECTOR SINCE: September 2022

Mr. Hickey has served as our Co-Chief Executive Officer and a director since the PR Merger closed on September 1, 2022. Prior to that, he co-founded Colgate Energy Partners with Mr. Walter in 2015 and served as Colgate’s Co-Chief Executive Officer and as a member of Colgate’s Board of Managers from 2015 until the PR Merger closed in 2022. Prior to co-founding Colgate, Mr. Hickey worked for the energy private equity firm EnCap Investments where he evaluated and monitored investments across the oil and gas space with a focus on the Permian Basin. Prior to joining EnCap Investments, Mr. Hickey worked for Pioneer Natural Resources, where he rotated through numerous engineering positions and worked directly for the Chief Operating Officer. Mr. Hickey holds a Master of Business Administration degree from Southern Methodist University and a Bachelor of Science in Petroleum Engineering degree from the University of Texas at Austin.

We believe Mr. Hickey’s role as our Co-Chief Executive Officer, as well as his substantial experience with and understanding of the energy industry gathered from his experience as an investment professional and from co-founding and co-leading Colgate qualify him to serve as a member of the Board.

JAMES H. WALTER
AGE: 37 DIRECTOR SINCE: September 2022

Mr. Walter has served as our Co-Chief Executive Officer and a director since the PR Merger closed on September 1, 2022. Previously, he co-founded Colgate Energy Partners with Mr. Hickey in 2015 and served as Colgate’s Co-Chief Executive Officer and as a member of Colgate’s Board of Managers from 2015 until the PR Merger closed in 2022. Prior to co-founding Colgate, Mr. Walter worked for Denham Capital, an energy private equity firm, where he evaluated and monitored investments across the oil and gas space with a focus on the Permian Basin. Prior to joining Denham Capital, Mr. Walter worked for Boston Consulting Group primarily focusing on evaluating upstream assets for exploration and production companies. Mr. Walter holds a Bachelor of Arts degree in the Plan II Honors Program and a Bachelor of Business Administration degree in Finance from the University of Texas Austin.

We believe Mr. Walter’s role as our Co-Chief Executive Officer, as well as his substantial experience with and understanding of the energy industry gathered from his experience as an investment professional and from co-founding and co-leading Colgate qualify him to serve as a member of the Board.

VOTE REQUIRED AND BOARD RECOMMENDATION

The election of each of the eleven director nominees requires the vote of a majority of the votes cast at the Annual Meeting, which means the number of votes cast “FOR” such nominee exceeds the number of votes cast “AGAINST” such nominee. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not have an effect on the outcome of the election of directors.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

PERMIAN RESOURCES	2025 PROXY STATEMENT	17

CORPORATE GOVERNANCE

GOVERNANCE HIGHLIGHTS

We are committed to corporate governance practices that promote the long-term interests of our shareholders, strengthen our Board, foster management accountability and help build public trust in our company. The table below sets forth some of our most important governance highlights, which are described in more detail in this Proxy Statement.

Board and Committee Structure

●	Independent Chair of the Board	●	Declassified Board
●	7 of 11 Independent Directors	●	Majority Voting in Uncontested Director Elections
●	Diverse Board Skills and Experience

Board and Committee Governance; Board’s Role in Risk Oversight

●	Corporate Governance Guidelines	●	Annual Board and Committee Self-Evaluations
●	Code of Business Conduct and Ethics	●	Director Education
●	Board and Committee Risk Oversight	●	Active Shareholder Engagement
●	No Shareholder Rights (Poison Pill) or Similar Plan	●	Confidential Complaint and Reporting Procedures
●	Regular Review and Update of Committee Charters and other Governance Policies	●	Review of Related Person Transactions and other potential Conflicts of Interests

Our website (www.permianres.com) includes materials that are helpful in understanding our corporate governance practices, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Policy for Related Person Transactions, Policy for Accounting-Related Complaints and charters for the committees of our Board.

BOARD ROLE IN RISK OVERSIGHT

As an oil and gas exploration and production company, we encounter a variety of risks, including, among others, commodity price volatility and supply and demand risks, risks associated with rising costs of doing business, legislative and regulatory risks, availability of capital and financing, risks associated with our development, acquisition and production activities, environmental and weather-related risks, cybersecurity risks and risks associated with political instability. We encourage you to read our discussion of the risks we face in the “Risk Factors” section of the Annual Report.

Our senior management is responsible for the day-to-day management of the risks we face. We have a Risk Management Committee comprised of our Chief Financial Officer and General Counsel, and such other officers and employees as may be appointed from time to time by the committee. The Risk Management Committee meets regularly to identify, assess and manage our risk exposures and periodically reports significant risk exposures to the Board or one or more of the Board’s committees.

Our Board, directly and through its committees, oversees our management of risk exposures. Specifically, our Board is responsible for ensuring that the risk management processes designed and implemented by management are adequate to address the risks we face and function as intended. Accordingly, during the course of each year, the Board:

●	Reviews and approves management’s operating plans and considers any risks that could affect operating results;
●	Reviews the structure and operation of our various departments and functions; and
●	Reviews related risk analyses and mitigation plans in connection with its review and approval of particular transactions and initiatives.

18	PERMIAN RESOURCES	2025 PROXY STATEMENT

CORPORATE GOVERNANCE

BOARD INDEPENDENCE

The Board has delegated certain risk oversight responsibility to its committees. The following table identifies the primary risk oversight of each committee.

AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	ENVIRONMENTAL, SOCIAL AND GOVERNANCE COMMITTEE
● Financial statements and financial reporting processes	● Risks related to compensation arrangements and whether performance goals encourage excessive risk taking	● Corporate governance processes and best practices	● ESG matters and trends
● Related person transactions	● Retention risks	● Board and committee structure	● Charitable and political activities
● Cybersecurity	● Other risks relating to our human capital	● Succession planning
● Oil and gas reserves
● Management’s general guidelines, policies and processes to identify and address risk exposures
● The adequacy and effectiveness of our internal control policies and procedures

BOARD INDEPENDENCE

The New York Stock Exchange (NYSE) listing rules require that a majority of the board of directors of a company listed on the NYSE be composed of “independent directors,” which is generally defined as a person who the board of directors determines has no “material relationship” with the company. Our Board has determined that Maire Baldwin, Frost Cochran, Karan Eves, Steven Gray, Aron Marquez, Jeffrey Tepper and Robert Tichio are independent within the meaning of the NYSE listing rules. Further, our Board has determined that Messrs. Cochran and Tepper, as well as Mses. Baldwin and Eves, the current members of the Audit Committee, are independent with the meaning of Rule 10A-3 of the Exchange Act.

BOARD LEADERSHIP STRUCTURE

Although we have no policy with respect to the separation of the offices of Chair of the Board and Chief Executive Officer, the roles of Board Chair and Chief Executive Officer are separated. Steven Gray has served as our independent Board Chair since 2023.

Our Board believes this leadership structure permits our Co-CEOs to focus their attention on setting the strategic direction of our company and managing our business while allowing the Chair to function as an important liaison between our management and the Board, enhancing the ability of the Board to provide oversight of the Company’s management and affairs.

SUCCESSION PLANNING

The Nominating and Corporate Governance Committee oversees and approves plans for succession planning. As it relates to CEO succession planning, the Committee identifies the qualities and characteristics necessary for an effective CEO or Co-CEO and monitors and reviews the development and progression of potential candidates against these standards. The Nominating and Corporate Governance Committee also regularly consults with our Co-CEOs on senior management succession planning.

PERMIAN RESOURCES	2025 PROXY STATEMENT	19

CORPORATE GOVERNANCE

DECLASSIFIED BOARD STRUCTURE

DECLASSIFIED BOARD STRUCTURE

Our Board is not classified and we believe that the annual election of all of our directors fosters more immediate Board accountability, enables the Company’s shareholders to express a view on each director’s performance by means of an annual vote and supports the Company’s ongoing efforts to maintain “best practices” in corporate governance. Like peers of our size and scope we have opted for, and our shareholders have approved, a declassified board structure.

MAJORITY VOTE IN DIRECTOR ELECTIONS

Our governance documents provide for a majority voting standard in uncontested director elections. As a result, the election of the director nominees named in Proposal 1 requires that each director be elected by a majority of the votes cast, as may be applicable, meaning that the number of shares voted “FOR” a nominee must exceed the number of shares voted “AGAINST” such nominee. We believe that this majority voting standard in uncontested director elections gives our shareholders a greater voice in determining the composition of our Board than a plurality voting standard. For any director election where the number of director nominees exceeds the number of directors to be elected (in other words, a contested election), a plurality voting standard continues to apply pursuant to our governance documents.

Our Corporate Governance Guidelines include a director resignation policy to address the issue of any “holdover” director who is not re-elected but remains a director because his or her successor has not been elected or appointed. This policy requires each incumbent director that is nominated by our Board for re-election to tender an irrevocable resignation letter to the Board prior to the mailing of the proxy statement for the meeting at which such nominee is to be re-elected as director. If such incumbent director is not re-elected by a majority vote in an uncontested election, the Nominating and Corporate Governance Committee will consider the tendered resignation and make a recommendation to our Board whether to accept or reject the resignation. The Board would then, after taking into account the recommendation of the Nominating and Corporate Governance Committee, accept or reject such tendered resignation generally within 90 days following certification of the election results. Thereafter, we would publicly disclose the decision of the Board and, if applicable, the Board’s reasons for rejecting a tendered resignation. If a director’s tendered resignation is rejected, such director would continue to serve until a successor is elected, or until such director’s earlier removal or death. If a director’s tendered resignation is accepted, then the Board could fill any resulting vacancy or decrease the number of directors.

BOARD MEETINGS

Our Board conducts its business through meetings of the Board, actions taken by written consent in lieu of meetings and by the actions of its committees. During 2024, the Board held 6 meetings and each of our directors attended at least 75% of the meetings of the Board and the Board committees on which they served.

20	PERMIAN RESOURCES	2025 PROXY STATEMENT

CORPORATE GOVERNANCE

COMMITTEES OF THE BOARD

COMMITTEES OF THE BOARD

The Board currently has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Environmental, Social and Governance Committee. Each of the committees reports to the Board as it deems appropriate and as the Board may request. The composition of the committees at the end of 2024, as well as the duties and responsibilities of each of the committees, are set forth below. From time to time and as necessary to address specific issues, our Board may establish other committees.

	COMMITTEE MEMBERSHIP
DIRECTOR	AUDIT	COMPENSATION	NOMINATING AND CORPORATE GOVERNANCE	ENVIRONMENTAL, SOCIAL AND GOVERNANCE
ROBERT J. ANDERSON
MAIRE A. BALDWIN
FROST W. COCHRAN
KARAN E. EVES
STEVEN D. GRAY
ARON MARQUEZ
JEFFREY H. TEPPER
ROBERT M. TICHIO
NUMBER OF MEETINGS HELD IN 2024	5	4	4	4

= Chair	= Member

Audit Committee

The principal functions of our Audit Committee are detailed in the Audit Committee charter, which is posted on the Investor Relations portion of our website at www.permianres.com, and include:

●	the appointment, compensation, retention, replacement and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;
●	pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;
●	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;
●	setting clear hiring policies for employees or former employees of the independent auditors;
●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
●	reviewing our annual audited financial statements and quarterly financial statements with management and our independent auditors prior to their final completion and filing with the Securities and Exchange Commission (SEC);
●	reviewing the adequacy and effectiveness of our internal control policies and procedures, including the results of management’s testing of the operating effectiveness of controls;
●	meeting annually with our independent petroleum reservoir engineering firm and management to review the process by which our oil and gas reserves are estimated and reported;

PERMIAN RESOURCES	2025 PROXY STATEMENT	21

CORPORATE GOVERNANCE

COMMITTEES OF THE BOARD

●	reviewing and approving any related person transaction required to be disclosed pursuant to our Policy for Related Person Transactions, which includes any transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC, prior to us entering into such transaction;
●	reviewing the program, policies and systems we have in place to monitor compliance with the Code of Business Conduct and Ethics and any ethics complaints we may receive; and
●	reviewing with management, the independent auditors and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Our Audit Committee consists of Maire Baldwin, Frost Cochran, Karan Eves and Jeffrey Tepper, with Mr. Tepper serving as the Chair. We believe that Messrs. Cochran and Tepper, as well as Mses. Baldwin and Eves qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. We also believe that Mr. Tepper qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K.

Compensation Committee

The principal functions of our Compensation Committee are detailed in the Compensation Committee charter, which is posted on the Investor Relations portion of our website at www.permianres.com, and include:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Co-CEOs’ compensation, evaluating our Co-CEOs’ performance in light of such goals and objectives and determining and approving the compensation (if any) of our Co-CEOs based on such evaluation;
●	reviewing and approving on an annual basis the compensation of all of our other executive officers;
●	reviewing on an annual basis our executive compensation policies and plans;
●	implementing and administering our incentive compensation plans;
●	evaluating whether our compensation arrangements encourage unnecessary or excessive risk taking;
●	assisting management in complying with our proxy statement and annual report disclosure requirements;
●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers;
●	producing a report on executive compensation to be included in our proxy statement;
●	selecting and retaining independent compensation consultants;
●	supporting management’s engagement with shareholders on executive compensation matters;
●	considering the voting results of prior say-on-pay proposals; and
●	reviewing, evaluating and recommending changes, if appropriate, to the compensation for directors.

Our Compensation Committee consists of Maire Baldwin, Steven Gray Aron Marquez and Robert Tichio, with Ms. Baldwin serving as the Chair. Our Board has affirmatively determined that Ms. Baldwin and Messrs.  Gray, Marquez and Tichio meet the definition of “independent director” for purposes of serving on a compensation committee under the NYSE listing rules.

The Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors (independent or otherwise) to assist in carrying out its responsibilities. For information regarding the role of our Co-CEOs, other executive officers and compensation consultants in determining our executive and director compensation, please refer to the section entitled Compensation Discussion and Analysis—Determination of Compensation.

Nominating and Corporate Governance Committee

The principal functions of our Nominating and Corporate Governance Committee are detailed in the charter of the Nominating and Corporate Governance Committee, which is posted on the Investor Relations portion of our website at www.permianres.com, and include:

●	assisting the Board in identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board;
●	recommending director nominees for election or for appointment to fill vacancies;
●	reviewing and making recommendations to the Board on corporate governance matters;
●	monitoring the independence of directors;
●	overseeing and approving plans for CEO succession;
●	overseeing annual evaluations of the Board, its committees and our management; and
●	ensuring the availability of director education programs.

22	PERMIAN RESOURCES	2025 PROXY STATEMENT

CORPORATE GOVERNANCE

DIRECTOR EDUCATION

The Nominating and Corporate Governance Committee also develops and recommends to the Board corporate governance processes and best practices and assists in implementing them, including conducting a regular review of such processes and practices. Pursuant to its charter, the Nominating and Corporate Governance Committee will treat recommendations for directors that are received from our shareholders equally with recommendations received from any other source. The Nominating and Corporate Governance Committee oversees the annual performance evaluation of the Board and the committees of the Board and makes a report to the Board on succession planning.

Our Nominating and Corporate Governance Committee consists of Karan Eves, Steven Gray and Jeffrey Tepper, with Mr. Gray serving as the Chair. Our Board has affirmatively determined that Messrs. Gray and Tepper and Ms. Eves meet the definition of “independent director” for purposes of serving on a nominating/corporate governance committee under the NYSE listing rules.

Environmental, Social and Governance Committee

The principal functions of our Environmental, Social and Governance Committee are detailed in the charter of the Environmental, Social and Governance Committee, which is posted on the Investor Relations portion of our website at www.permianres.com, and include:

●	reviewing and monitoring our policies, controls and systems relating to ESG matters, as well as broader ESG trends; and
●	reviewing the Company’s policies and contributions related to corporate charitable and philanthropic activities and public policy advocacy efforts.

Our Environmental, Social and Governance Committee develops and recommends to the Board ESG principles and practices and assists in implementing them, including conducting a regular review of our corporate governance as it relates to ESG principles and practices.

Our Environmental, Social and Governance Committee consists of Robert Anderson, Frost Cochran, Aron Marquez and Robert Tichio, with Mr. Tichio serving as the Chair.

DIRECTOR EDUCATION

Our Board believes that director education is essential to the ability of our directors to fulfill their roles as directors. When a new director joins our Board, we provide a director orientation. Directors are also encouraged to attend continuing education programs designed to enhance the performance and competencies of individual directors and our Board, including through participation in National Association of Corporate Directors events. Directors are reimbursed for any relevant director education programs they attend.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 2024, no officer or employee of the Company served as a member of our Compensation Committee. None of our executive officers serve, or have served during the year ended December 31, 2024, as a member of the board of directors or compensation committee of any entity that has or had one or more executive officers serving on our Board or Compensation Committee.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a written Code of Business Conduct and Ethics (the Code of Ethics) that applies to our directors, officers and employees and that, among other purposes, is intended to assist directors, officers and employees in recognizing, avoiding and resolving ethical issues. The Code of Ethics covers various topics, including the standards of honest, ethical and fair conduct, conflicts of interest, gifts and entertainment, use of company assets, disclosure requirements, compliance, reporting and accountability, insider information and trading, issues relating to health, safety and the environment, confidentiality, anti-corruption laws and others.

The Code of Ethics is designed to comply with SEC regulations and NYSE listing standards related to codes of conduct and ethics and is posted on the Investor Relations portion of our website at www.permianres.com. A copy of our Code of Ethics is also available free of charge, upon request directed to Permian Resources Corporation, 300 N. Marienfeld St., Ste. 1000, Midland, TX 79701 Attention: General Counsel and Secretary. We intend to satisfy the disclosure requirements regarding any amendment to, or any waiver of, a provision of the Code of Ethics by posting such information on our website within four business days following the date of any such amendment or waiver.

PERMIAN RESOURCES	2025 PROXY STATEMENT	23

CORPORATE GOVERNANCE

INSIDER TRADING POLICY

INSIDER TRADING POLICY

We have adopted the PR Insider Trading Policy that applies to all directors, officers and employees of the Company and its subsidiaries and to those acting on behalf of the Company, such as auditors, agents and consultants who may have access to material non-public information. We believe that the policy is reasonably designed to promote compliance with federal and state securities laws, rules, and regulations with respect to the purchase, sale, and/or other dispositions of the Company’s securities, as well as the applicable rules and regulations of the NYSE. A copy of our Insider Trading Policy is filed as Exhibit 19.1 to the Annual Report.

COMPLAINT AND REPORTING PROCEDURES

We have established complaint and reporting procedures that are posted on the Investor Relations portion of our website at www.permianres.com. Any person, whether or not an employee, who has a concern about our conduct or the conduct of our employees, may, in an anonymous manner, communicate that concern by calling one of our hotlines. Our Accounting and Compliance Whistleblower Hotline is available at 1-844-418-4481 and is intended to facilitate reporting of accounting and compliance issues. We also maintain a separate Operational Concerns Hotline, which is available at 1-844-778-5868 and is intended to facilitate reporting of concerns relating to our operations, working environment, course of dealing with contractors and other operational matters. These hotlines are available to all interested parties 24 hours a day, seven days a week.

ANNUAL BOARD AND COMMITTEE EVALUATION PROCESS

The Board and each of our committees conducted self-evaluations related to their performance in 2024, including an evaluation of each director. The Nominating and Corporate Governance Committee supervises the performance evaluations and uses various processes from year to year in order to solicit feedback, including Board and committee-level questionnaires prepared by each of the Board and committee members, the responses to which are used to evaluate the effectiveness of Board and committee performance and to identify areas for improvement and issues for further discussion. Following a discussion of the results of the evaluations, the Board and each committee review and discuss the evaluation results and take this information into account when assessing the qualifications of the Board and its directors, further enhancing the effectiveness of the Board and its committees over time.

POLICIES RELATING TO OUR BOARD

Shareholder Communications with the Board

All interested parties, including shareholders, who wish to contact the Board may send written correspondence to Permian Resources Corporation, 300 N. Marienfeld St., Ste. 1000, Midland, TX 79701 Attention: General Counsel and Secretary. Communications may be addressed to any individual director, to the non-management or independent directors as a group or to the Board as a whole, marked as confidential or otherwise. Communications addressed to directors that discuss business or other matters relevant to the activities of our Board will be preliminarily reviewed by the office of the General Counsel and Secretary and then distributed either in summary form or by delivering a copy of the communication.

Separate Sessions of Independent Directors

Our Corporate Governance Guidelines require the Board to hold executive sessions for the independent directors, without any non-independent directors or management present, on a regularly scheduled basis but not less than twice per year. Our independent directors met in executive session presided by the Chair of the Board on four occasions in 2024. Each of our independent directors attended each of the executive sessions.

Director Attendance at Annual Meeting of Shareholders

Although we do not have a formal policy regarding director attendance at our Annual Meeting, we encourage directors to attend, and all of our then serving directors attended the 2024 Annual Meeting of Shareholders.

24	PERMIAN RESOURCES	2025 PROXY STATEMENT

CORPORATE GOVERNANCE

SHAREHOLDER ENGAGEMENT

SHAREHOLDER ENGAGEMENT

We believe that maintaining an open dialogue with our shareholders provides critical feedback for our Board and executive management team on a wide range of topics including our short- and long-term business strategy, financial and operational performance, ESG matters, governance practices, executive compensation program and other matters of importance. During  2024, our management team conducted approximately 215 meetings with current and potential institutional shareholders and met with 20 of the Company’s 30 largest shareholders. Our 30 largest shareholders collectively held about 68% of our outstanding shares of common stock at the end of  2024.

ESG INITIATIVES

We are committed to producing oil and natural gas in a way that creates long-term value for our stakeholders, which includes the commitment to do so in an ethical, inclusive, pragmatic and environmentally and socially responsible way. That commitment extends throughout our operations and includes a dedication to superior performance with respect to ESG matters.

During the Fall of 2024, we published our annual Corporate Sustainability Report (CSR), which is available on our website at https://permianres.com/sustainability. The CSR builds upon our prior ESG disclosures and covers our performance in environmental stewardship, regulatory compliance, health and safety, corporate governance, ethics, security, workforce development, wellbeing and community engagement matters.

The table below identifies some ESG highlights relating to 2024.

Board Governance	● Declassified our Board, with each of our directors being elected annually under a majority vote standard ● Refreshed committee composition to enhance Board’s independent oversight function
Shareholder Alignment	● Our performance-focused compensation philosophy, coupled with one of the largest management ownership interests in the industry, drove differentiated shareholder alignment
ESG Management & Oversight	●

Maintained a highly informed sustainability team with engineering, operational, legal and finance backgrounds and that regularly reported to the Environmental, Social and Governance Committee

●

Designated our Chief Financial Officer as the executive responsible for overseeing our sustainability efforts, demonstrating our commitment to integrating sustainability into our financial decision-making processes and underscoring the importance we place on embedding sustainability organization-wide

Water Recycling	● Recycled and reused 47% of water used in 2024 ● Eliminated fresh water usage to 0% of total water used in 2024 from 0.4 million barrels (1% of total water used in 2023)
Flaring	● Flared only 1.0% of natural gas volumes in 2024(1)
Reducing Environmental Impact	●

Utilized multiple well pads and centralized production facilities, which reduce surface impact compared to single well pads and facilities

●

Limited oil spills to approximately 0.002% and produced water spills to approximately 0.002% of volumes produced in 2024

Expanding Leak Detection and Mitigation	● Deployed continuous emissions monitoring across ~60% of our production in 2024, compared to 25% in 2023 ● Conducted over 4,000 OGI inspections in 2024, more than 2x the frequency compared to 2023
Prioritizing Pipelines Over Trucks	● Transported over 98% of our produced water by pipeline, reducing trucking-related emissions, improving safety, minimizing the potential for spills and lessening the impact on local roads
Health & Safety	● Limited Total Recordable Incident Rate (TRIR) for employees and contractors to approximately 0.57
Human Capital	●

Committed to building a highly qualified workforce because we believe employees with different skillsets, experiences and interests drive superior results

●

Our commitment extends to our hiring, developing and promoting practices, which recognize our employees for all their capabilities and contributions to the Company

(1)	Utilizing AXPC definition to calculate flaring percentage.

PERMIAN RESOURCES	2025 PROXY STATEMENT	25

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management of the Company and KPMG LLP, the Company’s independent registered public accounting firm, the audited financial statements of the Company for the fiscal year ended December 31, 2024 (the Audited Financial Statements).

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, as in effect on the date of this Proxy Statement.

The Audit Committee has: (1) considered whether non-audit services provided by KPMG LLP are compatible with its independence; (2) received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence; and (3) discussed with KPMG LLP its independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.

Respectfully submitted,

The Audit Committee

Jeffrey H. Tepper (Chair)
Maire A. Baldwin
Frost W. Cochran
Karan E. Eves

26	PERMIAN RESOURCES	2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

PR had another outstanding year in 2024 during which it delivered shareholders peer leading returns, achieved its corporate goals and met or exceeded all of its public guidance for the year. The Company delivered significant value to its shareholders through a revamped shareholder returns program and successfully completed and integrated numerous acquisitions of oil and natural gas properties in the Permian Basin.

In this Compensation Discussion and Analysis (CD&A) section, we will describe our approach and rationale to executive compensation, which we first put in place in 2022 in connection with closing the PR Merger, and we will present the compensation outcomes for our Named Executive Officers (NEOs) as part of the 2024 compensation program. The most noteworthy feature to our program is that our Co-CEOs do not receive any form of cash compensation and instead receive 100% of their compensation in the form of long-term incentive awards structured as performance stock units. Our executive and director compensation programs also reflect an emphasis on performance stock units for our other NEOs and provide directors with the option to receive 100% of their annual compensation in the form of PR stock rather than through a mix of stock and cash. This year, all of our directors elected to receive 100% of their annual compensation in the form of stock. We believe our compensation programs strongly align compensation with shareholder returns and take a fresh approach to compensation that differentiates us from our peers.

References in this CD&A section to our company, our executive officers and our Compensation Committee refer, prior to the PR Merger, to Centennial and its executive officers and Compensation Committee. In contrast, when those terms are used in relation to the period on or after the closing date of the PR Merger, they refer to PR and its executive officers and Compensation Committee.

PERMIAN RESOURCES	2025 PROXY STATEMENT	27

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Named Executive Officers

In this CD&A section, we describe the material elements of our executive compensation program for the executive officers who were our NEOs for 2024, as determined under the SEC’s rules. The narrative discussion set forth in this CD&A section is intended to provide additional information related to the compensation-related tables included throughout the Executive Compensation section below.

Our NEOs for 2024 are:

EXECUTIVE	TITLE
William M. Hickey III	Co-Chief Executive Officer
James H. Walter	Co-Chief Executive Officer
Guy M. Oliphint	Executive Vice President and Chief Financial Officer
John C. Bell	Executive Vice President, General Counsel and Secretary
Robert R. Shannon	Executive Vice President and Chief Accounting Officer
Brent P. Jensen	Former Senior Vice President and Chief Accounting Officer

Mr. Jensen, the Company’s former Senior Vice President and Chief Accounting Officer, transitioned from the Chief Accounting Officer position on May 31, 2024, when he was succeeded by Mr. Shannon. Thereafter, Mr. Jensen ceased to be an employee of the Company on June 7, 2024.

Our Approach to Co-CEO Compensation

The Compensation Committee, with the support of the Co-CEOs, adopted an executive compensation program that ties 100% of our Co-CEOs’ compensation to the performance of the Company. They do not receive a base salary, annual bonus or any other form of cash compensation. Instead, 100% of their compensation continues to be provided through long-term incentive awards in the form of performance stock units (PSUs). The PSUs represent restricted stock unit awards subject to performance-based vesting, and the ultimate number of shares earned by the Co-CEOs depends on the total shareholder return (TSR) of PR on both an absolute basis and a relative basis to PR’s Performance Peer Group (as defined below).

Our Co-CEOs’ inaugural PSU grants were awarded to them in September 2022, on the closing date of the PR Merger. These long-term PSUs were divided into three equal tranches, with the performance periods for each tranche lasting approximately three, four and five years from the closing date of the PR Merger. The Compensation Committee, with the support of the Co-CEOs, chose this structure to allow for full alignment between the Co-CEOs’ compensation and the TSR experienced by our shareholders as a means to incentivize long-term value creation by our Co-CEOs.

Co-CEOs’ Compensation

33%
5-Yr. PSUs
(Vest YE '27)
33%
3-Yr. PSUs
(Vest YE '25)
100%
EQUITY
33%
4-Yr. PSUs
(Vest YE '26)

28	PERMIAN RESOURCES	2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Financial and Operational Performance

We are proud of our financial and operational performance for 2024, and some specific highlights of our accomplishments in 2024 are listed below.

●	Reported crude oil and total average production of 159.2 MBbls/d and 343.5 MBoe/d, an increase of 63% and 77% compared to the prior year
●	Generated cash provided by operating activities of $3.4 billion and Adjusted Free Cash Flow(1) of $1.4 billion in 2024
●	Realized significant operational efficiency gains, resulting in reduced cycle times and lower well costs, including reduced drilling and completion costs per foot by 14% year-over-year
●	Replaced over 100% of PR’s drilled inventory in 2024 through accretive M&A for the second consecutive year
●	Met or exceeded all of PR’s initial full year 2024 guidance metrics
●	Raised oil production target three consecutive quarters and delivered actual volumes above the high-end of guidance range
●	Remained within original capital budget despite increased well count and acquisitions
●	Demonstrated cost control, delivering controllable cash costs below mid-point of full year guidance range
●	Increased quarterly base dividend from $0.05 to $0.15 per share

Recent TSR Performance

The following graph compares our TSR for 2024 to the average TSR of our Performance Peer Group. The graph also compares our TSR with the TSR of the SPDR S&P 500 ETF Trust (SPY), a broad market ETF, as well as the SPDR S&P Oil & Gas Exploration and Production ETF (XOP), an ETF focused on the U.S. oil and gas exploration and production industry. These TSR measures reflect both share price appreciation and the dividends paid during 2024.

2024 Total Shareholder Returns

We are proud of our 2024 TSR, which was strong relative to the peer average and XOP ETF. While our industry and the companies in our Performance Peer Group all saw volatility in commodity prices and commodity price differentials as a result of various factors, including fluctuations in global supply and demand and inventory levels, geopolitical events, federal and state government regulations and global weather conditions, with our low-cost structure serving as the foundation, PR delivered peer leading growth during 2024. This helped generate a superior total return for our shareholders. For a list of the companies in our Performance Peer Group, see the “Use of Competitive Market Data” section below.

(1)	Free Cash Flow is a non-GAAP financial measure. See Appendix A for a reconciliation of this financial measure to our most directly comparable financial measure calculated in accordance with GAAP.

PERMIAN RESOURCES	2025 PROXY STATEMENT	29

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Our TSR outperformance also continues to be more pronounced in the period following the closing date of the PR Merger. The graphic below compares our TSR to the same peer group and ETFs from the closing date of the PR Merger through March 31, 2025. We believe this outperformance helps illustrate the value created by the PR Merger and PR’s subsequent growth. Please note that our historic stock price performance is not necessarily indicative of future stock price performance.

Total Shareholder Returns (9/1/2022 – 3/31/2025)

Response to 2024 Say-on-Pay Vote and Shareholder Outreach

At our 2024 Annual Meeting of Shareholders, approximately 80% of the votes cast by our shareholders supported our “say-on-pay” proposal. The Compensation Committee reviews the results of the “say-on-pay” vote and takes them, along with shareholder feedback, into account when evaluating the design of the PR compensation program. Given these results and feedback, careful consideration will be given to the treatment of an NEO’s outstanding equity awards upon a separation that involves a non-qualifying termination under the applicable severance plan. Based on the foregoing, the Compensation Committee believes our shareholders generally support the Committee’s compensation decisions.

Moreover, we believe that maintaining an open dialogue with our shareholders provides critical feedback for our Board, Compensation Committee and management team on a wide range of topics including our short- and long-term business strategy, financial and operational performance, ESG matters, governance practices, executive compensation program and other matters of importance. During 2024, our management team conducted approximately 215 meetings with current and potential institutional shareholders and met with 20 of the Company’s 30 largest shareholders. Our 30 largest shareholders collectively held about 68% of our outstanding shares of common stock at the end of 2024.

30	PERMIAN RESOURCES	2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Compensation Best Practices

The Compensation Committee believes that our executive compensation program follows best practices and is aligned with long-term shareholder interests. Below are highlights of our current compensation practices.

WHAT WE DO	WHAT WE DON’T DO
Pay for Performance. Align our executives’ compensation with our financial, operational and stock price performance by having 100% of our Co-CEOs’ (and a majority of our other NEOs) total compensation consist of variable or performance-based compensation.	Hedging or Pledging of Company Securities. We do not allow hedging or pledging of Company securities by directors, NEOs or other officers or employees.
Ownership Guidelines. Maintain robust Stock Ownership Guidelines that apply to all of our officers and independent directors.	Tax Gross-Ups. We do not provide tax gross-ups for severance or change in control payments to our NEOs or other officers or employees.
Review Market Data. At least annually, conduct a review of market data of peer group companies to ensure competitive compensation relative to the market.	Excessive Perquisites. We do not provide significant perquisites to any of our NEOs or other officers or employees.
Compensation Consultant. Use an independent compensation consultant retained by, and reporting directly to, the Compensation Committee.	Employment Agreements. We do not have employment agreements with our NEOs or other officers or employees.
Clawback Policy. Maintain a clawback policy that applies to our NEOs.	Guarantee Bonuses. We do not guarantee bonuses to any of our NEOs or other officers or employees.
Double-Trigger Change in Control Benefits. Maintain a Severance Plan where change in control benefits are only provided upon a qualifying termination of employment following a change in control transaction.	Repricing of Options. We do not permit repricing of underwater stock options without shareholder approval.
ESG. Include ESG performance goals in the AIP, including metrics tied specifically to our commitment to reduce flaring and spills and to ensure the safety of our workforce.
Risk Assessments. Conduct an annual risk assessment of compensation practices to facilitate risk management.
Relative and Absolute TSR. Determine payout of performance stock units based on both our TSR relative to peer group and our absolute annualized TSR.
AIP Maximum. Establish maximum AIP payout of 200% of each NEO’s target AIP compensation.
Evolving Program. Adapt compensation program based on shareholder feedback and evolving market standards.

PERMIAN RESOURCES	2025 PROXY STATEMENT	31

COMPENSATION DISCUSSION AND ANALYSIS

2024 EXECUTIVE COMPENSATION PROGRAM

2024 EXECUTIVE COMPENSATION PROGRAM

Elements of 2024 Compensation Program

The primary elements of our executive compensation program and the purpose of each component are summarized in the following table. Our Co-CEOs’ compensation consists entirely of PSUs.

TYPE	ELEMENT		PURPOSE	CO-CEO COMPENSATION
Fixed	Base Salary		● Attract and retain qualified executives ● Provide a level of fixed pay based on the executive’s role, skills, experience and performance
	Annual Incentive Program (AIP)		● Incentivize achievement of the Company’s and executive’s short-term financial, operational and strategic goals ● Align executives’ interests with those of our shareholders
Variable	Long-Term Incentive Plan (LTIP)	Restricted Stock	● Align realized values with shareholder returns ● Promote retention of executives ● Promote stock ownership by executives
		Performance Stock Units (PSUs)	● Reward absolute shareholder returns ● Reward shareholder returns relative to industry peers ● Promote retention of executives

2024 Compensation Mix

A significant portion of our executive officer compensation is performance-based. The graphics below show the mix of compensation elements for our Co-CEOs (on the left) and our other NEOs (on the right). For each graphic, the compensation mix reflects the executive’s base salary and target compensation levels for the AIP and LTIP. In the case of our Co-CEOs, the LTIP element includes the “inaugural” equity awards granted to our Co-CEOs in September 2022 in connection with the closing of the PR Merger, which we view as integral to a comparison of the compensation received by our other NEOs as part of our 2024 compensation program. This is because, as discussed in further detail below, the inaugural PSU grants made to our Co-CEOs were designed to represent a three-year grant, and the Compensation Committee did not make additional grants to our Co-CEOs through the end of 2024.

Each graphic also identifies the portion of the compensation that is variable or “at-risk,” which refers to compensation elements that are only earned based on achievement of performance goals or through continued employment through the award’s vesting period. The ultimate realized value of these variable compensation elements, if earned at all, fluctuates or depends on Company performance as determined by the Compensation Committee, as well as our stock price.

As shown in the graphics, our executive compensation is heavily weighted towards variable or “at-risk” compensation elements, particularly for our Co-CEOs whose compensation is 100% performance-based.

Co-CEOs Compensation Mix	Average Compensation Mix for Other NEOs

18%
SALARY
15%
AIP
29%
LTIP: RESTRICTED STOCK
38%
LTIP: PSUs
82%
VARIABLE

32	PERMIAN RESOURCES	2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

2024 EXECUTIVE COMPENSATION PROGRAM

Base Salaries

We pay market competitive base salaries to our NEOs (other than Messrs. Hickey and Walter, who do not receive cash compensation) to attract and retain qualified executives. In setting our NEOs’ base salaries, the Compensation Committee considers the role, skills, experience and performance of each executive, as well as industry and market conditions and competitive market data within our Compensation Peer Group (as defined below) and industry.

In early 2024, after considering the market analysis and advice of Meridian Compensation Partners, LLC (Meridian), an independent compensation consultant retained by the Compensation Committee, the Compensation Committee increased the existing base salaries for the other NEOs as follows.

EXECUTIVE	BASE SALARY (2023)	BASE SALARY (2024)	% OF INCREASE
William M. Hickey III	$–	$–	–
James H. Walter	$–	$–	–
Guy M. Oliphint	$450,000	$475,000	6%
John C. Bell	$375,000	$400,000	7%
Robert R. Shannon	$375,000	$380,000	1%
Brent P. Jensen	$377,000	$402,000	7%

Annual Incentive Program (AIP)

Our Annual Incentive Program (AIP) is designed to promote the achievement of annual financial, operational and strategic goals that are aligned with the creation of shareholder value.

In connection with adopting the 2024 AIP in early 2024, the Compensation Committee set an AIP target for each NEO, expressed as a percentage of the NEO’s year-end base salary. The Compensation Committee had previously set Mr. Oliphint’s target at 90% of his base salary, a target that the Compensation Committee determined to be appropriate for Mr. Oliphint in his initial year as the Company’s Chief Financial Officer. As part of its evaluation in 2024, the Compensation Committee raised Mr. Oliphint’s target to 100% of his base salary, a target that the Compensation Committee determined was appropriate given Mr. Oliphint’s current role and responsibilities. The Compensation Committee evaluated the targets for the other NEOs and determined that they were competitive and appropriate assuming all the Company’s and NEO’s goals were attained at target levels. Accordingly, the targets for the continuing NEOs remained unchanged from 2023 levels.

The following table presents the AIP targets as a percent of salary for each NEO at the end of 2023 and 2024. None of the NEOs have a minimum or guaranteed bonus under the AIP, and the maximum payout for each NEO is 200% of the NEO’s target AIP compensation.

EXECUTIVE	2023 TARGET	2024 TARGET
William M. Hickey III	0%	0%
James H. Walter	0%	0%
Guy M. Oliphint	90%	100%
John C. Bell	80%	80%
Robert R. Shannon	80%	80%
Brent P. Jensen	85%	85%

Also in connection with adopting the 2024 AIP in early 2024, the Compensation Committee made slight adjustments to the 2023 program weightings between different components of the AIP and it approved the operational and financial metrics used for the scorecard portion of the AIP, as well as the quantitative and qualitative goals used for the ESG and Strategic components of the AIP. As one of the updates, the Compensation Committee chose to increase the weighting of the all-in rate of return metric by 5% and adjust the allocation of the AIP to the Strategic Initiatives and Discretionary portion of the AIP down by 5% to 35%.

PERMIAN RESOURCES	2025 PROXY STATEMENT	33

COMPENSATION DISCUSSION AND ANALYSIS

2024 EXECUTIVE COMPENSATION PROGRAM

COMPONENT	WEIGHTING	METRIC	GOAL	ASSESSMENT	RESULT
RETURNS		All-in Rate of Return (Using 2/14/2024 Strip Pricing and Basis Differentials)	55%	Exceeded the all-in rate of return goal	Exceeded
FREE CASH FLOW(1)		Free Cash Flow/Share	$1.50	Generated $1.64 Free Cash Flow / Share	Exceeded
COST STRUCTURE		Sum of LOE & Cash G&A/Boe	$6.75	Maintained low cost structure with $6.38 / Boe combined LOE and G&A	Exceeded
ESG		Flaring Target	2.0%	1.0%(2)	Outperformed
		Oil Spills Target	0.0038%	0.002%
		Water Spills Target	0.0045%	0.002%
		TRIR Target	0.65	0.57
STRATEGIC/ DISCRETIONARY		Various — see below for goals and assessments			Exceeded, see commentary below
(1)	Non-GAAP financial measure. See Appendix A for a reconciliation of adjusted Free Cash Flow to our most directly comparable financial measure calculated in accordance with GAAP.
(2)	Utilizing AXPC definition to calculate flaring percentage.

34	PERMIAN RESOURCES	2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

2024 EXECUTIVE COMPENSATION PROGRAM

When assessing the Company’s performance on the Strategic component of the AIP, the Compensation Committee recognized that the Company’s performance significantly exceeded the majority of its strategic objectives for 2024, which are outlined below.

COMPONENT	GOALS	ASSESSMENT
Strategic	● Achieve year-over-year growth in Net Asset Value (NAV) and NAV/Share	● Strong year-over-year growth in NAV/share accretion of >10%, driven by efficient operations and strategic transactions
	● Achieve average Drilling and Completion capital (D&C) for 2024 Wells of $860/ft(1)	● Achieved average D&C of $815/ft for wells drilled and completed in 2024
	● Achieve $175 million in synergies from the acquisition of Earthstone	● Achieved annual synergies of $250 million, a ~40% increase versus the original synergy target
● Efficiently deploy Free Cash Flow within business, transactions and return of capital programs

●  Deployed $2 billion of capital into high rate of return development projects

●  Reduced sponsor ownership to approximately 15% and repurchased 3.8 million shares for ~$60 million

●  Adjusted return of capital program to increase base dividend to $0.15/share and eliminate variable return component, prioritizing flexibility while maintaining peer leading base dividend yield of 4.0%

	● Mitigate regulatory risk through engagement with government and regulatory agencies and through ESG and operational initiatives	● Continued active engagement with regulatory authorities to demonstrate improved operational and environmental performance particularly pro forma for acquisitions
● Engage in transactions that optimize PR’s capital structure

●  Grassroots efforts of PR land team led to over 500 ground game transactions throughout 2024

●  Quickly consummated strategic bolt-on acquisition and partially funded purchase price with equity

●  Completed bolt-on acquisition of assets in Reeves County, Texas and Eddy County, New Mexico on creative terms and successfully divested midstream assets for proceeds well above expectations

●  Executed on multiple liability management transactions throughout the year to optimize and simplify capital stack

	● Achieve expected oil production performance for wells turned on production by PR in 2024	● Achieved oil production performance within range for 2024
	● Enter into strategic long-term commercial arrangements that enable efficient operations but preserve flexibility	● Made some progress during 2024 and anticipate further progress during 2025
● Achieve other strategic initiatives that arise based on macroeconomic conditions and are identified and discussed between management and the Board

●  Company-wide focus on flaring led to improved operational performance and standing in New Mexico

●  Successful integration of Earthstone alongside organic growth while retaining talent focus and PR culture

(1)	D&C is calculated based on the sum of the drilling capital per drilled lateral feet and completions capital per completed lateral feet.

The Compensation Committee overall concluded that the Company had very strong performance during 2024 and that such performance was especially impressive when considering the extraordinary effort involved in integrating Earthstone’s legacy assets and operations during 2024. The Committee also strongly considered the impressive operational improvements made by the Company during 2024 and increased focus on capital efficiencies.

PERMIAN RESOURCES	2025 PROXY STATEMENT	35

COMPENSATION DISCUSSION AND ANALYSIS

2024 EXECUTIVE COMPENSATION PROGRAM

In early 2025, the Compensation Committee evaluated the Company’s and each NEO’s performance during 2024 and approved the following cash amounts for the 2024 AIP.

EXECUTIVE	AIP CASH AWARD
William M. Hickey III(1)	$	N/A
James H. Walter(1)	$	N/A
Guy M. Oliphint		$760,000
John C. Bell		$512,000
Robert R. Shannon		$486,400
(1)	Messrs. Hickey and Walter do not participate in the Annual Incentive Program.

Mr. Jensen was not employed when the AIP cash awards were paid in March 2025, but he received a pro rata target bonus for 2024 upon his departure.

Long-Term Incentive Plan (LTIP)

Our Long-Term Incentive Plan (LTIP) is designed to encourage long-term shareholder value creation through the program’s alignment with our TSR, both on an absolute basis and relative to industry peers. As shown above in the 2024 Compensation Mix, the LTIP is the most significant component in value of our executive compensation program.

Consistent with the Company’s prior practice, the 2024 executive compensation awards granted to our non-CEO executive officers consisted of a combination of PSU awards and time-based restricted stock awards. As noted above, the Compensation Committee did not make additional grants to our Co-CEOs during 2024. The inaugural grants, whereby the Compensation Committee awarded $15 million PSUs to each Co-CEO, were designed to represent the value of a 100% performance based, $5 million target grant per year over a three-year period. The Compensation Committee, with the support of the Co-CEOs, chose this structure to allow for full alignment between the Co-CEOs’ compensation and the TSR experienced by our shareholders. In determining the target LTIP award amount for the Co-CEOs, the Compensation Committee considered the Compensation Peer Group data provided by Meridian on CEO compensation at the time it granted the awards, each Co-CEO’s role and ability to individually and jointly drive shareholder returns, the additional equity cost of having two CEOs and the cash savings of the Co-CEOs not receiving salaries or annual bonuses.

Please note that the value of these three-year equity awards included in the 2022 Summary Compensation Table significantly increased the “Total Compensation” value for our Co-CEOs above the $5 million target annual LTIP compensation. However, since no additional equity awards were provided to the Co-CEOs in 2024, shareholders will note that the Co-CEOs “Stock Awards” total in each of 2023 and 2024 was reduced to $0. In 2024, the Compensation Committee amended the inaugural PSU agreements to deem the service requirement portion of the inaugural PSUs met on each of the three tranches as of September 1, 2025, which is consistent with the three-year service requirement for other performance-based restricted stock awards granted by the Company. Following September 1, 2025, each tranche of the inaugural PSUs will continue to be subject to the original performance-based conditions, including no changes to the performance period, and will continue to vest, if at all, based on the satisfaction of the original performance conditions at year-end 2025, 2026 and 2027.

In determining the target grant values for the other then-serving NEOs, the Compensation Committee considered the Compensation Peer Group data provided by Meridian in early 2024, the other compensation received by each NEO, including historical data where applicable, and each NEO’s role and ability to influence and create long-term shareholder value.

The following table outlines the LTIP awards granted to the NEOs in February 2024, including target grant date values that are calculated based on the five-day average closing stock price ending on the day prior to the grant date.

36	PERMIAN RESOURCES	2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

2024 EXECUTIVE COMPENSATION PROGRAM

EXECUTIVE	TARGET NUMBER OF PSUS GRANTED (#)	SHARES OF RESTRICTED STOCK GRANTED (#)	TOTAL GRANT DATE TARGET VALUE ($)
William M. Hickey III	–	–	–
James H. Walter	–	–	–
Guy M. Oliphint	118,393	50,740	2,400,000
John C. Bell	66,596	28,541	1,350,000
Robert R. Shannon	64,130	27,484	1,300,000
Brent P. Jensen(1)	–	88,090	1,300,000
(1)	Mr. Jensen’s award consisted entirely of restricted stock given the expectation, at the time, that he would likely transition out of the organization prior to the end of 2024.

Performance Stock Units (PSUs)

The PSUs granted to the applicable NEOs in 2024 each have a performance period of approximately three years. The graphic appearing below highlights the performance periods for each of the PSUs granted to such NEOs.

The number of PSUs that vest and become earned is determined based on the level of achievement with respect to both Relative TSR and Absolute TSR performance metrics. The following sections describe the performance multipliers that would apply to the PSU awards at each level of achievement.

Relative TSR

The PSUs vest and become earned at the end of their respective performance period based on our TSR ranking relative to our Performance Peer Group (Relative TSR), with linear interpolation used to determine the vesting level between percentiles listed in the Relative TSR table below. As in prior years, the Compensation Committee also included the SPDR S&P Oil & Gas Exploration & Production ETF (XOP) in the Performance Peer Group for the PSUs so that our Relative TSR is also measured against a broader basket of energy companies against whom we compete for capital. The full makeup of the Performance Peer Group for the PSUs is provided below in the “Use of Competitive Market Data” section.

Absolute TSR

The number of PSUs that would otherwise vest is further adjusted by our absolute annualized TSR over the performance period (Absolute TSR), which reduces or increases the vesting level of the PSUs depending on the Absolute TSR level.

The more rigorous Absolute TSR levels used for the LTIP Awards were chosen by the Compensation Committee as they furthered the heightened pay-for-performance philosophy of the PR compensation program, with more upside for more significant absolute returns and more downside for low or negative absolute returns.

Target PSUs	Relative Multiplier	Absolute Multiplier	Stock Price at Vesting	Vesting Value of PSUs

LTIP AWARDS
Relative TSR(1)		Absolute TSR(1)
Relative Ranking TSR %	Relative Multiplier	Absolute Annualized TSR %	Absolute Multiplier
≥ 85%	200%	> 20%	150%
50%	100%	15%	125%
15%	15%	10%	100%
< 15%	0%	5%	75%
		≤ 0%	50%

(1)	Linear interpolation is used to determine applicable Multipliers between percentiles listed in tables.

PERMIAN RESOURCES	2025 PROXY STATEMENT	37

COMPENSATION DISCUSSION AND ANALYSIS

DETERMINATION OF COMPENSATION

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Non-Public Information

Although the LTIP provides for the grant of stock options, stock appreciation rights, or similar option-like instruments, the Company has not recently and has no current plans to grant new awards of stock options, stock appreciation rights, or similar option-like instruments. Accordingly, the Company has no specific policy or practice on the timing of awards of such options in relation to the disclosure of material non-public information by the Company. In the event the Company determines to grant new awards of such options, the Board and the Compensation Committee will evaluate the appropriate steps to take in relation to the foregoing.

Retirement Plans and Other Employee Benefits

Our NEOs are eligible to participate in our employee benefit plans and programs, including medical and dental benefits and life and disability insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans. Our NEOs may participate in a 401(k) defined contribution plan, subject to limits imposed by the Internal Revenue Code of 1986, as amended (the Code), to the same extent as our other full-time employees. Our 401(k) Plan provides for matching contributions equal to 100% of the first 8% of each employee’s eligible compensation contributed to the plan. Employees are immediately 100% vested in the matching contributions. We do not typically provide any perquisites or special personal benefits to our NEOs.

DETERMINATION OF COMPENSATION

Our executive compensation program has been designed to attract, motivate, reward and retain high caliber management with the skills and competencies we believe are essential to our success and to align executive compensation with our short-term and long-term business objectives, business strategy and financial and operational performance. We link pay and performance to foster a culture of individual accountability and, in evaluating executive officer performance, place particular emphasis on the Company’s and individual’s performance against the pre-assigned goals, which is described in greater detail above in the section entitled “Annual Incentive Program.”

Role of the Compensation Committee

The Compensation Committee administers and determines the parameters of our executive compensation program, including appropriate target levels and performance measures and the allocation between short-term and long-term compensation and between cash and equity-based awards, in order to establish an overall compensation program it believes is appropriate for each NEO. References in this section to the “Compensation Committee” refer to (1) the Compensation Committee as constituted before the PR Merger, with respect to determinations, decisions, conclusions and other actions taken by the Compensation Committee before the PR Merger, and (2) the Compensation Committee as constituted after the PR Merger, with respect to determinations, decisions, conclusions and other actions taken by the Compensation Committee after the PR Merger.

The Compensation Committee has principal authority for determining and approving the compensation awards for our executives and is charged with reviewing our executive compensation policies and practices to ensure adherence to our compensation philosophies and objectives. In making decisions, the Compensation Committee takes into account, among other factors:

●	achievement of Company and individual performance goals and expectations relating to the NEO’s position at the Company;
●	alignment of NEO compensation with short-term and long-term Company performance;
●	competitiveness with Compensation Peer Group companies, internal pay equity among individuals with similar expertise levels and experience and the unique skill sets of the individual;
●	market demand for individuals with the NEO’s specific expertise and experience;
●	advice, data and analysis provided by the Compensation Committee’s independent compensation consultant;
●	general industry compensation data;
●	the NEO’s background, experience and circumstances, including prior related work experience and training; and
●	the recommendations of our Co-CEOs for compensation decisions other than for themselves.

38	PERMIAN RESOURCES	2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

DETERMINATION OF COMPENSATION

Role of Compensation Consultant in Determining Executive Compensation

In determining 2024 executive compensation, the Compensation Committee received information and reports from Meridian Compensation Partners, LLC (Meridian), an independent compensation consultant initially retained by the Compensation Committee in 2020 after a fulsome review of several potential consultant candidates.

Meridian provided data, analysis and advice to the Compensation Committee, including market information that the Compensation Committee used when determining whether our executive compensation is competitive, commensurate with each executive’s responsibilities and consistent with market trends in executive compensation practices for companies in our industry. Meridian does not provide services to PR, the Compensation Committee or management other than consulting services related to the duties and responsibilities of the Compensation Committee with respect to the compensation and benefits of our directors, officers and employees. The Compensation Committee has considered the adviser independence factors required under SEC rules as they relate to Meridian and does not believe Meridian’s work in 2024 raised a conflict of interest.

Use of Competitive Market Data

A key objective of our executive compensation program is to ensure that the total compensation opportunities available to our executives are competitive with those of oil and gas exploration and production companies with whom we compete for executive talent, investment dollars and business opportunities. To assist us in evaluating our executive compensation program against this key objective, we maintain a peer group that we refer to as our “Compensation Peer Group.” We also use a similar group of peer companies, in addition to the SPDR S&P Oil & Gas Exploration and Production ETF (XOP) to determine our TSR relative to our peers for purpose of determining the payout level for the PSUs, and we refer to this separate peer group as our “Performance Peer Group.”

Compensation Peer Group

The Compensation Committee, with input and advice from Meridian, typically reviews the Compensation Peer Group on an annual basis to ensure it remains appropriate year-over-year. The Compensation Peer Group is selected based on multiple factors, including assets, market capitalization, enterprise value, location, revenue, geographic footprint and complexity of operations.

In late 2023, the Compensation Committee re-assessed and updated the Compensation Peer Group. The Compensation Committee determined that some changes to the Compensation Peer Group were needed given the Company’s growth and the growth of some peers relative to the existing Compensation Peer Group. Additionally, some substitutions needed to be made in light of acquisitions involving members of the prior Compensation Peer Group. The prior and updated Compensation Peer Groups are set forth in the table below.

Performance Peer Group

The Performance Peer Group is typically reviewed by the Compensation Committee, with input and advice from Meridian, prior to the Committee awarding PSUs as the Performance Peer Group is used for Relative TSR measures under our PSUs. In early 2024, in connection with awarding PSUs under the Company’s 2024 executive compensation program, the Compensation Committee re-assessed the Performance Peer Group and determined that substantial changes were needed given the Company’s substantial growth relative to the existing Performance Peer Group, particularly when considering the scale of the Company following the acquisition of Earthstone. The legacy and updated Performance Peer Groups are set forth in the table below.

PERMIAN RESOURCES	2025 PROXY STATEMENT	39

COMPENSATION DISCUSSION AND ANALYSIS

DETERMINATION OF COMPENSATION

	COMPENSATION PEER GROUP		PERFORMANCE PEER GROUP
PEER	2023	2024	INAUGURAL PSUS	2024 LTIP AWARDS
Antero Resources Corporation		●
APA Corporation	●	●		●
Callon Petroleum Company(1)			●
Chord Energy Corporation	●	●	●	●
Coterra Energy Inc.	●	●
Civitas Resources, Inc.	●	●	●	●
Devon Energy Corporation		●		●
Diamondback Energy, Inc.	●		●	●
Earthstone Energy, Inc.(2)			●
EQT Corporation	●	●
Expand Energy Corporation(3)	●	●
HighPeak Energy, Inc.			●
Magnolia Oil & Gas Corporation			●	●
Marathon Oil Corporation(4)	●			●
Matador Resources Company	●	●	●	●
Murphy Oil Corporation	●	●
Ovintiv Inc.	●	●		●
PDC Energy, Inc.(5)			●
Range Resources Corporation	●	●
SM Energy Company	●		●	●
Southwestern Energy Company(3)	●
Vital Energy, Inc.			●
SPDR S&P Oil & Gas Exploration & Production ETF (XOP)			●	●
(1)	Callon Petroleum Company was acquired by APA Corporation on April 1, 2024.
(2)	Earthstone Energy, Inc. was acquired by Permian Resources Corporation on November 1, 2023.
(3)	Chesapeake Energy Corporation merged with Southwestern Energy Company and rebranded itself as Expand Energy Corporation on October 1, 2024.
(4)	Marathon Oil Corporation was acquired by ConocoPhillips on November 22, 2024.
(5)	PDC Energy, Inc. was acquired by Chevron Corporation on August 7, 2023.

Role of Executive Officers in Determining Executive Compensation

Our Co-CEOs provide the Compensation Committee with a review of the performance of our executives, other than themselves, and make recommendations to the Compensation Committee to assist it in determining executive compensation levels, other than their own. As our Co-CEOs do not receive base salaries and do not participate in our Annual Incentive Program, we believe our Co-CEOs are uniquely able to make impartial recommendations to the Compensation Committee on those compensation elements.

Our Co-CEOs reviewed compensation assessments and data provided by Meridian prior to and in connection with the recommendations they made to the Compensation Committee relating to the 2024 executive compensation program. While the Compensation Committee utilized this information and valued management’s observations with regard to compensation, the ultimate decisions regarding 2024 executive compensation were made by the Committee.

40	PERMIAN RESOURCES	2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

OTHER COMPENSATION PRACTICES AND POLICIES

OTHER COMPENSATION PRACTICES AND POLICIES

Employment, Severance or Change in Control Agreements

We have not entered into any employment agreements with our NEOs. However, we consider a strong workforce to be essential to our success. To that end, we recognize that the uncertainty which may exist among employees with respect to their “at-will” employment with us could result in the departure or distraction of personnel to our detriment. Accordingly, to encourage the continued attention and dedication of our employees, and to allow our management team to focus on the value to shareholders of strategic alternatives without concern for the impact on their continued employment, we maintain a Severance Plan under which all of our regular, full-time employees are eligible to receive certain severance payments and benefits upon a qualifying termination of employment. In November 2022, to remain competitive with similar programs at peer companies, and based on advice from Meridian, we updated the plan to provide for severance benefits for certain qualifying terminations unrelated to change in control transactions, including terminations arising from a NEO’s death or disability. For a more detailed description of the Severance Plan, see the “Severance Plan” section below.

Compensation Arrangements with Mr. Jensen

Mr. Jensen served as our Senior Vice President and Chief Accounting Officer until May 31, 2024 and remained an employee of the Company until his departure from the Company on June 7, 2024. This termination constituted a qualifying termination under the change-in-control Severance Plan that was in place at Centennial when the PR Merger closed (the Centennial Severance Plan) as the PR Merger was deemed to be a “Change in Control” for purposes of the Centennial Severance Plan and he resigned for “Good Reason” by choosing not to relocate from Denver to the Company’s headquarters in Midland, Texas. As a result, Mr. Jensen received change-in-control severance benefits under the Centennial Severance Plan. In recognition of his service between the closing date of the PR Merger and June 7, 2024, the Compensation Committee also approved a pro rata settlement of the equity awarded to him on the closing date of the PR Merger. Additional information on the cash and equity severance benefits provided to Mr. Jensen upon his termination is included in the Potential Payments Upon Termination or a Change in Control section appearing in the Executive Compensation section.

Company Guidelines Regarding Stock Ownership

We maintain robust Stock Ownership Guidelines for our officers, as well as for our non-employee directors, which are intended to demonstrate to our shareholders, the investing public and other employees that the officers and non-employee directors are invested in and committed to our Company, and to further align their interests with the interests of our shareholders. Under the guidelines, each officer must own Company stock equal to a multiple of his or her base salary, and each non-employee director must own Company stock equal to a multiple of his or her annual cash retainer. Under our guidelines, shares of unvested stock awards do not count toward the required ownership threshold, which is a distinction that we believe differentiates our guidelines from those of our peers. The Compensation Committee modified the Stock Ownership Guidelines in 2023 to expand the scope to all PR officers (it previously only covered our NEOs) and to exclude the value of unvested awards from the ownership calculation as the Compensation Committee wanted to reinforce the importance of PR management holding PR shares once the equity awards vested.

We believe our ownership requirements exceed the prevailing required ownership levels among our peers, particularly considering our ownership calculation excludes the value of unvested awards, and demonstrate our heightened focus on aligning the interests of our NEOs and directors with the interests of our shareholders.

PERMIAN RESOURCES	2025 PROXY STATEMENT	41

COMPENSATION DISCUSSION AND ANALYSIS

OTHER COMPENSATION PRACTICES AND POLICIES

POSITION	MULTIPLE OF BASE SALARY / ANNUAL CASH RETAINER
Co-Chief Executive Officers	8x
Non-Employee Directors	7x
Executive Vice President	3x
Senior Vice President	2x
Vice President	1x

Because neither of our Co-CEOs have a base salary, the Stock Ownership Guidelines provide that their ownership requirements shall assume they each have a $750,000 base salary for purposes of calculating their ownership thresholds.

Our officers and non-employee directors generally have a transition period of five years from the date she or he became an officer or non-employee director to come into full compliance with the guidelines. An officer or non-employee director who is not in compliance with the guidelines on the applicable compliance date is prohibited from selling or transferring any Company stock, except as needed to pay income tax liabilities relating to the vesting or exercise price of a stock option, and may be subject to such other discipline as determined by the Compensation Committee. There is an exception to the holding requirement for severe hardship or compliance with court or domestic relations orders, subject to approval by the Compensation Committee.

As of December 31, 2024, all of our officers and non-employee directors were in compliance with the Stock Ownership Guidelines, either through meeting the ownership requirement or by being within the transition period.

Company Anti-Hedging Policy

Our Insider Trading and Regulation FD Policy prohibits all of our directors, officers and other employees, as well as those acting on behalf of the Company, such as auditors, agents and consultants, from engaging in certain speculative transactions in our securities, including short-term trading, short sales, transactions in puts, calls or other derivatives, margin accounts, pledging for collateral purposes and hedging. To our knowledge, all such covered individuals are in compliance with this policy.

Clawback Policy

In October 2023, we adopted an updated clawback policy, as required by Section 10D of the Exchange Act and the listing standards adopted by the NYSE. In the event of certain accounting restatements, this policy requires us to pursue recovery from current and former executive officers (as defined under the applicable rules) of any amount of incentive-based awards paid during the three years preceding the accounting restatement that exceeds the amount that would have otherwise been paid if calculated based on the restated financial reporting measure, calculated on a pre-tax basis.

Tax Implications of NEO Compensation

Section 162(m) of the Code imposes an annual deduction limit of $1 million on the amount of compensation paid by a public company to “covered employees.”

U.S. Department of Treasury regulations passed in 2019 require a corporate partner to include its distributive share of compensation paid by a partnership to covered employees of the corporate partner for purposes of applying the Section 162(m) deduction limit for tax years ending after December 20, 2019. Accordingly, for compensation to covered employees subsequent to the PR Merger, we include our distributive share of compensation paid by our subsidiary, Permian Resources Operating, LLC, which is treated as a partnership for U.S. federal income tax purposes, when determining the effect of 162(m) on the deductibility of compensation paid to our covered employees for 2024 and future tax years.

While the Compensation Committee considers the impact of Section 162(m) and other tax rules when developing, structuring and implementing our executive compensation programs, the Compensation Committee also believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, some of our compensation awards are nondeductible.

In addition, Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments, and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is the Company’s intention to design and administer its compensation and benefits plans and arrangements for all employees and other service providers, including the executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

42	PERMIAN RESOURCES	2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

2025 COMPENSATION DECISIONS

2025 COMPENSATION DECISIONS

In early 2025, the Compensation Committee considered the design of the executive compensation program, and, following review and input by Meridian, approved the following performance metrics and weightings for the 2025 AIP. The 2025 AIP features the same metrics as the 2025 AIP, with slightly adjusted weightings to give more weight to cost structure and less weight to the all-in rate of return.

CATEGORY	WEIGHTING	METRIC
Returns	20%	All-in Rate of Return
Free Cash Flow	20%	Adjusted Free Cash Flow / Share
Cost Structure	15%	(LOE + Cash G&A) / Boe D&C / ft
ESG	10% Combined	Percentage of Gas Flared Percentage of Oil Spilled Percentage of Water Spilled Total Recordable Incident Rate (TRIR)
Strategic Initiatives & Discretionary	35%	The combined payout percentage for these goals will be determined by the Compensation Committee after considering our quantitative and qualitative performance relative to the goals in these areas.

PERMIAN RESOURCES	2025 PROXY STATEMENT	43

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee of the Board on executive compensation shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information by incorporated by reference into any future filing made with the SEC, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with members of management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee

Maire A. Baldwin (Chair)
Steven D. Gray
Aron Marquez
Robert M. Tichio

44	PERMIAN RESOURCES	2025 PROXY STATEMENT

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to or earned by our NEOs in their capacities as NEOs of the Company during 2024, 2023 and 2022:

2024 SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS ($)(1)(2)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(3)	ALL OTHER COMPENSATION ($)(4)	TOTAL ($)
William M. Hickey III Co-Chief Executive Officer	2024	–	–	–	–	–	–
	2023	–	–	–	–	–	–
	2022	–	–	25,512,520	–	–	25,512,520
James H. Walter Co-Chief Executive Officer	2024	–	–	–	–	–	–
	2023	–	–	–	–	4,297	4,297
	2022	–	–	25,512,520		–	25,512,520
Guy M. Oliphint Executive Vice President and Chief Financial Officer	2024	475,000	–	3,670,016	760,000	19,250	4,924,266
	2023	439,904	–	4,899,778	607,500	146,996	6,094,178
John C. Bell Executive Vice President, General Counsel and Secretary	2024	400,000	–	2,064,379	512,000	22,375	2,998,754
	2023	375,000	–	–	450,000	22,560	847,560
	2022	125,000	–	2,292,044	109,397	–	2,526,441
Robert R. Shannon Executive Vice President and Chief Accounting Officer	2024	380,000	–	1,987,934	486,400	23,097	2,877,431
Brent P. Jensen Former Senior Vice President and Chief Accounting Officer	2024	231,869	–	1,272,020	–	2,656,970	3,928,990
	2023	377,000	–	–	480,675	26,460	884,135
	2022	378,642	–	4,262,010	512,693	81,023	5,234,368
(1)	Amount for 2024 reflects the aggregate grant date fair value of restricted stock and performance stock units (PSUs) granted to Messrs. Oliphint, Bell and Shannon, computed in accordance with FASB’s ASC Topic 718, Stock-based Compensation (ASC Topic 718), excluding the effect of estimated forfeitures. Fair value of the PSUs was determined using Monte Carlo simulations. The assumptions used by the Company in calculating this amount for 2024 are included in Note 7 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (Annual Report). Under these assumptions, the value associated with the PSUs granted to Messrs. Oliphint, Bell and Shannon in 2024 amounted to $2,937,330, $1,652,247 and $1,591,065, respectively and the value associated with the restricted stock granted to Messrs. Oliphint, Bell and Shannon in 2024 amounted to $732,686, $412,132 and $396,869, respectively.
(2)	If the maximum level of achievement of the performance conditions associated with PSUs granted to Messrs. Oliphint, Bell and Shannon in 2024 is achieved, the value associated with the PSUs based on the closing price per share of our common stock on the date they were granted ($14.44), would be $5,128,785, $2,884,939 and $2,778,112, respectively. Other than Messrs. Oliphint, Bell, Shannon and Jensen, the NEOs did not receive stock awards in 2024. For additional information regarding the stock-based awards granted to Messrs. Oliphint, Bell, Shannon and Jensen in 2024, refer to the 2024 Grants of Plan-Based Awards table below.
(3)	Amounts for 2024 represent the Annual Incentive Program (AIP) compensation awarded in recognition of 2024 performance, which was paid to the applicable NEOs in March 2025. As Mr. Jensen was not employed when the AIP cash awards were paid in March 2025, he was not eligible to receive awards under the AIP.
(4)	Amounts for 2024 reflect matching contributions to the 401(k) Plan made by the Company on the NEOs’ behalf and cash severance payments received by Mr. Jensen in connection with his departure from the Company in 2024. The amount of 401(k) contributions were $19,250 for Mr. Oliphint, $22,375 for Mr. Bell, $23,000 for Mr. Shannon and $19,027 for Mr. Jensen. The amounts for Mr. Jensen include an aggregate of $2,637,943 in cash severance payments, which was paid on June 7, 2024, upon his departure from the organization. Additional information on the cash and equity severance benefits provided to Mr. Jensen upon his termination is included in the Potential Payments Upon Termination or a Change in Control section appearing in the Executive Compensation section of this Proxy Statement.

PERMIAN RESOURCES	2025 PROXY STATEMENT	45

EXECUTIVE COMPENSATION

2024 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding grants of plan-based awards made to our NEOs during the year ended December 31, 2024.

2024 GRANTS OF PLAN-BASED AWARDS

		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)(3)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(4)
NAME	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
William M. Hickey III		–	–	–

James H. Walter		–	–	–

Guy M. Oliphint		–	475,000	950,000
	2/20/24							50,740	732,686
	2/20/24				8,879	118,393	355,179		2,937,330
John C. Bell		–	320,000	640,000
	2/20/24							28,541	412,132
	2/20/24				4,995	66,596	199,788		1,652,247
Robert R. Shannon		–	304,000	608,000
	2/20/24							27,484	396,869
	2/20/24				4,810	64,130	192,390		1,591,065
Brent P. Jensen		–	341,700	683,400
	2/20/24							88,090	1,272,020
(1)	Amounts reflect target and maximum cash awards payable under our Annual Incentive Program. Messrs. Hickey and Walter do not participate in the Annual Incentive Program. Although AIP grants are reflected for Mr. Jensen, he forfeited these amounts upon his departure from the Company in 2024.
(2)	Amounts reflect number of shares that would be delivered to Messrs. Oliphint, Bell and Shannon, if the PSUs were earned at the threshold, target and maximum levels of performance. If and to the extent earned, the PSUs will vest at the end of the applicable performance period, subject to Messrs. Oliphint’s, Bell’s and Shannon’s continuous employment through the last day of the applicable period, respectively.
(3)	These restricted stock awards will vest in three substantially equal annual installments following the date of grant, subject to Messrs. Oliphint’s, Bell’s and Shannon’s continued service with us through the applicable vesting date, respectively. Although restricted stock grants are reflected for Mr. Jensen, pursuant to the terms of the Centennial Severance Plan and his separation agreement 61,663 of these shares vested and he forfeited 26,427 shares upon his departure from the Company in 2024.
(4)	All awards were made pursuant to the LTIP. Amounts in this column reflect the aggregate grant date fair value of awards granted during 2024 computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used by the Company in calculating these amounts are included in Note 7 to the Annual Report.

46	PERMIAN RESOURCES	2025 PROXY STATEMENT

EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT 2024 FISCAL YEAR-END

The following table reflects information regarding outstanding equity-based awards held by our NEOs as of December 31, 2024.

OUTSTANDING EQUITY AWARDS AT 2024 FISCAL YEAR-END

		STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(1)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(2)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)
William M. Hickey III	9/1/22			1,787,841(3)	25,709,154
	9/1/22			1,787,844(4)	25,709,197
	9/1/22			1,787,844(5)	25,709,197
James H. Walter	9/1/22			1,787,841(3)	25,709,154
	9/1/22			1,787,844(4)	25,709,197
	9/1/22			1,787,844(5)	25,709,197
Guy M. Oliphint	1/3/23	67,742	974,130	711,291(3)	10,228,365
	2/20/24	50,740	729,641	355,179(4)	5,107,474
John C. Bell	9/1/22	19,369	278,526	406,734(3)	5,848,835
	2/20/24	28,541	410,420	199,788(4)	2,872,951
Robert R. Shannon	9/1/22	19,369	278,526	406,734(3)	5,848,835
	2/20/24	27,484	395,220	192,390(4)	2,766,568
(1)	Represents shares of restricted stock, which vest on the vesting dates set forth in the following table (subject generally to continued employment).

	SHARES OF RESTRICTED STOCK BY VESTING DATES
NAME	1/3/25	3/1/25	9/1/25	1/3/26	3/1/26	3/1/27	TOTAL
John C. Bell		9,513	19,369		9,514	9,514	47,910
Guy M. Oliphint	33,871	16,913		33,871	16,913	16,914	118,482
Robert R. Shannon		9,161	19,369		9,161	9,162	46,853
(2)	Represents PSUs, which vest based on the Company’s TSR as compared to the TSR of the performance peer group over a multi-year performance period and the Company’s absolute annualized TSR over the performance period. The number of PSUs reported is based on the number of PSUs granted to each NEO multiplied by the performance multiplier for the maximum level of performance. The awards are reported at maximum because as of December 31, 2024, performance under these awards was trending above the target level of performance. The market or payout value for these PSUs is calculated using the $14.38 per share closing price of our common stock on December 31, 2024.
(3)	Reflects PSUs with a performance period ending on December 31, 2025.
(4)	Reflects PSUs with a performance period ending on December 31, 2026.
(5)	Reflects PSUs with a performance period ending on December 31, 2027.

PERMIAN RESOURCES	2025 PROXY STATEMENT	47

EXECUTIVE COMPENSATION

OPTION EXERCISES AND STOCK VESTED IN 2024

Mr. Jensen is not included in the Outstanding Equity Awards at 2024 Fiscal Year-End table above, because his employment terminated on June 7, 2024, which was a “Qualifying Termination” under the Centennial Severance Plan. As such, upon his termination, in accordance with the Centennial Severance Plan, all of his outstanding restricted stock awarded to him prior to 2024 and all of his outstanding PSUs received accelerated vesting (based on the actual achievement of the applicable performance conditions through his termination date). Additionally, in recognition for his service during 2024, before his departure date, a pro rata portion of the restricted stock awarded to him in February 2024 received accelerated vesting. All other unvested awards held by Mr. Jensen at the time of his termination were forfeited for no value. Additional information on the equity severance benefits provided to Mr. Jensen upon his termination is included in the Potential Payments Upon Termination or a Change in Control section appearing in the Executive Compensation section of this Proxy Statement.

The following table provides information regarding the vesting of restricted stock and PSU awards held by our NEOs during 2024. The value realized from the vesting of the restricted stock and PSU awards is equal to the closing price of our common stock on the applicable vesting date, multiplied by the number of shares of stock acquired. The value is calculated before payment of any applicable withholding or other income taxes.

OPTION EXERCISES AND STOCK VESTED IN 2024

	STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)
Guy M. Oliphint	33,871	468,775
John C. Bell	19,368	275,800
Robert R. Shannon	19,368	275,800
Brent P. Jensen(1)	732,154	11,256,721
(1)	Mr. Jensen’s vested stock amount includes 707,889 shares that were accelerated and vested pursuant to the Centennial Severance Plan and upon his termination.

48	PERMIAN RESOURCES	2025 PROXY STATEMENT

EXECUTIVE COMPENSATION

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

Severance protection is provided to all of our regular, U.S. full-time employees, including each of our NEOs, under our Severance Plan, which was last updated by our Board in November 2022.

Severance Benefits Related to a Change in Control

The Severance Plan has a “double trigger” mechanism for change in control severance, which requires first that a change in control event has occurred, and second that, within a specified period thereafter, the employee has incurred a qualifying termination. The Severance Plan defines a “change in control” by reference to the same term within our LTIP.

Under the Severance Plan, if, within 24 months following a change in control, we terminate the employment of one of our NEOs without “cause” or if the NEO resigns for “good reason,” (as such terms are defined in the Severance Plan) then such NEO will be entitled to receive:

●	Severance Payment: Cash payment equal to 3.0 times (for our Co-CEOs) or 2.75 times (for our other NEOs) the sum of the NEO’s base salary and average AIP award for the preceding three years;
●	Prorated Bonus: Prorated AIP award (paid at target) for the year of termination;
●	Accelerated Vesting of All Awards: Accelerated vesting of the NEO’s unvested time-based equity awards and performance-based awards (based on the actual achievement of the applicable performance conditions through the termination date);
●	Health Benefits: Cash payment equal to 125% of the aggregate COBRA premiums that the NEO would need to pay to continue coverage of the benefit plans for the NEO and the NEO’s family for two years following the termination date; and
●	Outplacement Benefits: Outplacement benefits for one year following the termination date.

Because neither of our Co-CEOs have a base salary or target bonus, the Severance Plan provides that any cash severance payable to either of them upon a qualifying termination following a change in control would be calculated using a $750,000 base salary and a 100% target bonus.

Severance Benefits Unrelated to a Change in Control

Under the Severance Plan, if unrelated to a change in control, we terminate the employment of one of our NEOs without “cause” (and not by reason of death or disability) or if the NEO resigns for “good reason” (as such terms are defined in the Severance Plan), then such NEO will be entitled to receive:

●	Health Benefits (same as described above);
●	Outplacement Benefits (same as described above in the event of a disability);
●	Prorated Accelerated Vesting of Time-Based Awards: Accelerated vesting of a pro rata portion of the NEO’s unvested outstanding time-based equity awards; and
●	Prorated Vesting of Performance-Based Awards: Vesting of a pro rata portion of the NEO’s unvested outstanding performance-based equity awards at the end of the applicable performance period based on the actual achievement of the applicable performance conditions through the end of the performance period.

Severance Benefits Related to Death or Disability

Under the Severance Plan, if one of our NEOs experiences a termination due to the NEO’s death or disability, then such NEO will be entitled to receive, as applicable:

●	Health Benefits (same as described above);
●	Outplacement Benefits (same as described above);
●	Accelerated Vesting of Time-Based Awards: Accelerated vesting of the NEO’s unvested time-based equity awards; and
●	Vesting of Performance-Based Awards: Vesting of the NEO’s unvested outstanding performance-based equity awards at the end of the applicable performance period based on the actual achievement of the applicable performance conditions through the end of the performance period.

PERMIAN RESOURCES	2025 PROXY STATEMENT	49

EXECUTIVE COMPENSATION

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

The following table provides estimates of the payments and benefits that could become payable to each NEO under the Severance Plan in connection with certain termination events assuming that such NEO’s employment was terminated on December 31, 2024 (and, where applicable, the change in control event also occurred on December 31, 2024). All payments provided pursuant to our Severance Plan (other than accrued benefits) will be subject to the NEO first executing a general release of claims in our favor. The individual award agreements that govern our NEO’s equity compensation awards pursuant to the LTIP may also contain certain termination or change in control provisions, but the Severance Plan currently overrides those provisions to provide for the forfeiture or acceleration treatment that is described above within the Severance Plan.

In all cases, the amounts were valued as of December 31, 2024, based upon, where applicable, $14.38 per share (the closing price of our common stock on December 31, 2024, the last trading day of the year).

NAME	CATEGORY OF PAYMENT	CHANGE IN CONTROL TERMINATION	CHANGE IN CONTROL	TERMINATION WITHOUT CAUSE OR FOR GOOD REASON(1)	DEATH / DISABILITY
William M. Hickey III	Salary	2,250,000	–	–	–
	Cash Bonus	3,000,000	–	–	–
	Health & Outplacement Benefits	82,566	–	82,566	82,566
	Accelerated Equity	77,127,547	–	43,087,595	77,127,547
	Total	82,460,113	–	43,170,161	77,210,113
James H. Walter	Salary	2,250,000	–	–	–
	Cash Bonus	3,000,000	–	–	–
	Health & Outplacement Benefits	72,263	–	72,263	72,263
	Accelerated Equity	77,127,547	–	43,087,595	77,127,547
	Total	82,449,810	–	43,159,857	77,199,810
Guy M. Oliphint	Salary	1,306,250	–	–	–
	Cash Bonus	2,145,625	–	–	–
	Health & Outplacement Benefits	72,263	–	72,263	72,263
	Accelerated Equity	16,018,115	–	8,349,306	16,018,115
	Total	19,542,253	–	8,421,569	16,090,378
John C. Bell	Salary	1,100,000	–	–	–
	Cash Bonus	1,557,500	–	–	–
	Health & Outplacement Benefits	72,263	–	72,263	72,263
	Accelerated Equity	8,836,142	–	5,190,942	8,836,142
	Total	11,565,905	–	5,263,205	8,908,405
Robert R. Shannon	Salary	1,045,000	–	–	–
	Cash Bonus	1,140,000	–	–	–
	Health & Outplacement Benefits	72,263	–	72,263	72,263
	Accelerated Equity	8,735,836	–	5,158,351	8,735,836
	Total	10,993,098	–	5,230,614	8,808,098
(1)	In the case of a without “cause” employment termination that is unrelated to a change-in-control, a pro rata portion of the terminated NEO’s PSUs shall remain outstanding for the duration of the performance period and thereafter pay out to the NEO at the level earned based on the level of performance certified by the Compensation Committee. Values displayed reflect company performance through December 31, 2024, assuming such period had ended on December 31, 2024. The values reported in the table do not include the value of accrued dividends.

50	PERMIAN RESOURCES	2025 PROXY STATEMENT

EXECUTIVE COMPENSATION

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

Mr. Jensen is not included in the Potential Payments Upon Termination or a Change in Control table above because he was not employed with the Company as of December 31, 2024. His employment terminated on June 7, 2024, which was a “Qualifying Termination” under the Centennial Severance Plan. Upon his departure, in accordance with the Centennial Severance Plan and his separation agreement, Mr. Jensen received:

●	a cash severance payment equal to 2.75 times the sum of his base salary and average AIP award for the preceding three years;
●	a prorated AIP award (paid at target) for 2024;
●	the health and outplacement benefits set forth in the Centennial Severance Plan, described in more detail above;
●	an accelerated vesting of all stock awards he received prior to 2024; and
●	in recognition for his service during 2024 before his departure date, a pro rata acceleration of the restricted stock awarded to him in February 2024.

Mr. Jensen’s outstanding 2021 PSUs and April 2022 PSUs were eligible to vest at the conclusion of their three-year performance period, which ended on June 30, 2024 and March 31, 2025, respectively. In connection with his qualifying termination pursuant to the Centennial Severance Plan, the 2021 PSUs and April 2022 PSUs held by Mr. Jensen were accelerated and vested following his termination date based on the Company’s performance through his June 7, 2024 termination date. Based on that slightly shortened performance period, the 2021 PSUs held by Mr. Jensen had a payout percentage of 250% and, as a result, he received 274,283 vested 2021 PSUs and the April 2022 PSUs held by Mr. Jensen had a payout percentage of 250% and, as a result, he received 181,985 vested April 2022 PSUs. These represented the most significant component of the equity severance benefits he received.

The table below summarizes the payments and benefits provided to Mr. Jensen upon his termination of employment in 2024.

CATEGORY OF PAYMENT	AMOUNT OF PAYMENT ($)
Severance Payment	2,441,305
Prorated Bonus	142,375
Health & Outplacement Benefits	54,263
Accelerated Equity	11,378,193
Total	14,016,136

PERMIAN RESOURCES	2025 PROXY STATEMENT	51

EXECUTIVE COMPENSATION

CEO PAY RATIO

CEO PAY RATIO

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information regarding the ratio of the annual total compensation of each of our Co-CEOs to the total annual compensation of our median employee.

The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

We identified the median employee from our entire employee population (other than our Co-CEOs), whether employed on a full-time or part-time basis, as of December 31, 2024, which consisted of 480 employees. Within this group of employees, the median employee was identified by using a total target cash compensation measure, which was calculated by annualizing on a straight-line basis the salary of each employee as of December 31, 2024 and adding each employee’s target bonus and the amount of employer-paid benefits received by each employee in 2024. The compensation measure was consistently applied to all employees.

Once we identified the median employee, we then calculated that employee’s annual total compensation in the same manner as we used to calculate total compensation of our Co-CEOs, as reported in the Summary Compensation able.

For 2024, the annual total compensation of our median employee was $148,666, and the annual total compensation of either of our Co-CEOs, was $0. Therefore, in 2024, the ratio of either of our Co-CEO's annual total compensation to the annual total compensation of our median employee was approximately 0 to 1. In other words, it is not possible to calculate a ratio between the compensation of our Co-CEO's and the total compensation of our median employee.

PAY VERSUS PERFORMANCE

The following table shows the total compensation for our NEOs for the past four years, as set forth in the Summary Compensation Table, and the “compensation actually paid” (computed in the manner required by SEC rules as described below) to our NEOs. The table separately presents the amounts for each Chief Executive Officer serving during the last four years, including each of our current Co-CEOs, and the combined average amounts for our other NEOs. The table also provides our Total Shareholder Returns (TSR), the TSR of the selected peer group, our net income and our Adjusted Free Cash Flow, all presented for the past four years.

									VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON:
	SUMMARY COMPENSATION TABLE TOTAL FOR CEOs(1)			COMPENSATION ACTUALLY PAID TO CEOs(1)(2)			AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON-CEO NEOs ($)(3)	AVERAGE COMPENSATION ACTUALLY PAID TO NON‑CEO NEOS ($)(2)(3)	TOTAL SHARE- HOLDER RETURN ($)(4)	PEER GROUP TOTAL SHARE- HOLDER RETURN ($)(4)	NET INCOME ($)	ADJ. FREE CASH FLOW(5)
YEAR	HICKEY	WALTER	SMITH	HICKEY	WALTER	SMITH
2024	–	–	–	6,769,965	6,769,965	–	3,682,360	9,013,969	1,040	250	1,250,509,000	1,358,494
2023	–	4,297	–	27,407,632	27,411,929	–	3,362,313	6,940,218	941	251	879,703,000	711,384
2022	25,512,520	25,512,520	21,833,431	33,915,382	33,915,382	51,416,285	6,674,297	17,124,841	630	229	749,840,000	655,164
2021	–	–	8,677,260	–	–	42,802,771	3,236,810	15,878,126	399	167	138,175,000	206,671
(1)

Our current Co-CEOs, Messrs. Hickey and Walter, began serving as our Co-CEOs on September 1, 2022 upon the closing of the PR Merger. The former CEO referenced is Sean R. Smith, who served as our CEO from April 1, 2020 through August 31, 2022.

52	PERMIAN RESOURCES	2025 PROXY STATEMENT

EXECUTIVE COMPENSATION

PAY VERSUS PERFORMANCE

(2)	The dollar amounts reported in this column represent the amount of Compensation Actually Paid (CAP), as defined and calculated under applicable SEC rules, for each CEO and the average for our other NEOs. The dollar amounts do not reflect the actual amount of compensation earned by or paid to our NEOs. In accordance with the requirements of Item 402(v) of Regulation S-K, CAP is based on the Summary Compensation Table (SCT) pay, as adjusted for the fair market value of equity awards as of December 31, 2022, 2023, and 2024. Our NEOs do not participate in benefit programs requiring an adjustment for pension benefits calculation. The following table provides the adjustments made between SCT pay and CAP:

YEAR	CEO / NEO	AVERAGE SUMMARY COMPENSATION TABLE TOTAL ($)	REMOVE VALUE OF GRANTED EQUITY AWARDS ($)(a)	PRIOR YEAR EQUITY AWARD ADJUSTMENTS ($)(b)	COMPENSATION ACTUALLY PAID ($)
2024	Hickey	–	–	6,769,965	6,769,965
	Walter	–	–	6,769,965	6,769,965
	Other NEOs	3,682,360	(1,798,870)	3,448,118	9,013,969
2023	Hickey	–	–	27,407,632	27,407,632
	Walter	4,297	–	27,407,632	27,411,929
	Other NEOs	3,362,313	(1,956,612)	5,534,517	6,940,218
2022	Hickey	25,512,520	(25,512,520)	33,915,382	33,915,382
	Walter	25,512,520	(25,512,520)	33,915,382	33,915,382
	Smith	21,833,431	(14,495,295)	44,078,149	51,416,285
	Other NEOs	6,674,297	(5,093,653)	15,544,197	17,124,841
2021	Smith	8,677,260	(6,590,088)	40,715,599	42,802,771
	Other NEOs	3,236,810	(2,240,258)	14,881,574	15,878,126
(a)	Represents the grant date fair value and average grant date fair value of the equity awards granted to the CEO and NEOs, respectively, each year, as reported in the Stock Awards column of the Summary Compensation Table for the applicable year, calculated in accordance with FASB ASC Topic 718. We do not sponsor or maintain any defined benefit pension plans and therefore, no deduction was made related to pension value.
(b)	Reflects the fair value/change in fair value of the awards at year end or upon vesting/forfeiture, computed in accordance with FASB’s ASC Topic 718, Stock-based Compensation (ASC Topic 718).
(3)	For 2024, the other NEOs were Messrs. Oliphint, Bell, Shannon and Jensen. For 2023, the other NEOs were Messrs. Oliphint, Jensen, Bell, George S. Glyphis and Matthew R. Garrison. For 2022, the other NEOs were Messrs. Glyphis, Garrison, Jensen, Bell and Davis O. O'Connor.
(4)	Total Shareholder Return is determined based on the value of an initial fixed investment of $100. The Peer Group Total Shareholder Return represents the total shareholder return of the SPDR S&P Oil & Gas Exploration & Production ETF.
(5)	Adjusted Free Cash Flow is a non-GAAP financial measure. See Appendix A for a reconciliation of this financial measure to our most directly comparable financial measure calculated in accordance with GAAP.

PERMIAN RESOURCES	2025 PROXY STATEMENT	53

EXECUTIVE COMPENSATION

PAY VERSUS PERFORMANCE

Relationship Between Compensation Actually Paid and Performance Measures

The following graphs illustrate the relationship between the pay and performance figures that are included in the pay tables above. As noted above, “compensation actually paid” for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not represent the actual amount of compensation earned by or paid to our NEOs during the applicable years.
The graphs separately presents the Compensation Actually Paid (CAP) for each Chief Executive Officer serving during the last four years, with the amount appearing for Messrs. Hickey and Walter representing the approximate amount applicable to each of them individually.

Performance Measures

The table below sets forth our most important performance measures used to link “Compensation Actually Paid” for our NEOs to company performance, over the fiscal year ended December 31, 2024. Please see the Compensation Discussion & Analysis section above for further information regarding these performance measures and their function in our executive compensation program. The performance measures included in this table are not ranked by relative importance.
IMPORTANT FINANCIAL PERFORMANCE MEASURES
Relative TSR	All-in Rate of Return	(LOE + Cash G&A) / Boe
Absolute Annualized TSR	Adjusted Free Cash Flow / Share	D&C / ft.
NAV/Share

54	PERMIAN RESOURCES	2025 PROXY STATEMENT

EXECUTIVE COMPENSATION

COMPENSATION RISK ASSESSMENT

COMPENSATION RISK ASSESSMENT

Management has conducted a risk assessment of our compensation plans and practices and concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The objective of the assessment was to identify any compensation plans or practices that may encourage employees to take unnecessary risks that could threaten the Company. No such plans or practices were identified by management. The Compensation Committee has also reviewed the risks and rewards associated with our compensation plans and practices and agrees with management’s conclusion.

DIRECTOR COMPENSATION

Directors who are not also our employees or affiliated with Pearl Energy Investments (Pearl) or Post Oak Energy Capital, LP (Post Oak) receive compensation under our director compensation program, which is reviewed by the Compensation Committee and is approved by the Board.

We have historically provided a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board, but our Board determined, following input and advice from Meridian, to allow directors to take 100% of their compensation in the form of stock-based compensation. With respect to the 2024 calendar year, all of our directors elected to take 100% of their compensation in the form of stock-based compensation.

The following table identifies the annual equity award each non-employee director receives and the retainer amount, which can be paid quarterly in arrears in cash or through an upsized equity award at the outset of the director’s service year. The leadership positions on the Board also receive larger equity awards, as detailed below.

ROLE	EQUITY AWARDS ($)	CASH / EQUITY RETAINER ($)
Director	200,000	87,500
Independent Board Chair	155,000	–
Chair of Audit Committee	22,500	–
Chair of Compensation Committee	20,000	–
Chair of Nominating and Corporate Governance Committee	15,000	–
Chair of ESG Committee	15,000	–

We also reimburse all directors for travel and other necessary business expenses incurred in the performance of their services for us, including expenses for any relevant director education programs they attend. We extend coverage to all directors under our directors’ and officers’ indemnity insurance policies.

PERMIAN RESOURCES	2025 PROXY STATEMENT	55

EXECUTIVE COMPENSATION

DIRECTOR COMPENSATION

The following table contains information concerning the compensation of our non-employee directors for 2024.

NAME	FEES EARNED IN CASH ($)	STOCK AWARDS ($)1)(2)	TOTAL ($)
Robert J. Anderson	–	287,500	287,500
Maire A. Baldwin	–	307,500	307,500
Frost W. Cochran(3)	–	–	–
Karan E. Eves	–	287,500	287,500
Steven D. Gray	–	457,500	457,500
Aron Marquez	–	287,500	287,500
William J. Quinn(3)	–	–	–
Jeffrey H. Tepper	–	310,000	310,000
Robert M. Tichio	–	302,500	302,500
(1)	Amounts in this column reflect the aggregate grant date fair value of restricted stock computed in accordance with ASC Topic 718, excluding the estimate of forfeitures. For further valuation assumptions, please see Note 7 to our financial statements within our Annual Report. As of December 31, 2024, the non-employee directors held the following amounts of unvested shares of restricted stock and aggregate number of total outstanding stock awards, which includes their unvested shares of restricted stock and previously awarded shares of restricted stock.

NAME	UNVESTED STOCK AWARDS	TOTAL OUTSTANDING STOCK AWARDS
Robert J. Anderson	17,530	27,001
Maire A. Baldwin	18,750	265,246
Karan E. Eves	17,530	63,906
Steven D. Gray	27,896	196,616
Aron Marquez	17,530	63,906
Jeffrey H. Tepper	18,902	261,830
Robert M. Tichio	18,445	18,445
(2)	Includes restricted stock that was issued, at the applicable director’s election, in lieu of cash compensation for 2024. Each current director has elected to take 100% of his or her cash retainer in the form of restricted stock.
(3)	Messrs. Cochran and Quinn did not receive any compensation for serving as our directors in 2024 given their affiliation with Post Oak and Pearl, respectively.

56	PERMIAN RESOURCES	2025 PROXY STATEMENT

EXECUTIVE COMPENSATION

EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information related to our equity compensation plan as of December 31, 2024.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (#)(1)	WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS ($)(2)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (#)(3)
Equity compensation plans approved by security holders	5,731,432	16.10	24,710,847
Equity compensation plans not approved by security holders	–	–	–
Total	5,731,432	16.10	24,710,847
(1)	Consists of PSUs and stock options outstanding under our long term incentive plans, with such number of PSUs determined based on target performance.
(2)	The weighted-average price excludes outstanding PSUs as they do not have an associated exercise price.
(3)	Consists of shares of our common stock available for future issuance under our LTIP.

PERMIAN RESOURCES	2025 PROXY STATEMENT	57

EXECUTIVE OFFICERS

The following sets forth, as of April 2, 2025, the ages, positions and selected biographical information for our executive officers who are not directors:

GUY M. OLIPHINT
Chief Financial Officer Age: 44	Guy M. Oliphint has served as our Chief Financial Officer since March 2023. Mr. Oliphint initially joined PR in January 2023 as our Executive Vice President of Finance in connection with an announced succession plan for the Chief Financial Officer role. Prior to joining PR, Mr. Oliphint was Managing Director and Co-Head of Upstream Americas with Jefferies LLC in the Energy Investment Banking Group since 2018, having joined the firm in 2003. Mr. Oliphint brings nearly two decades of experience advising upstream energy companies on financial and strategic decisions, including multiple engagements with Colgate and Centennial, the predecessor companies of PR. Mr. Oliphint graduated from the University of Texas at Austin with a B.B.A. in Business Honors and Finance.

JOHN C. BELL
General Counsel and Secretary Age: 39	Mr. Bell has served as our General Counsel since September 2022. Prior to that, he served as Senior Vice President, Commercial at Colgate. From August 2017 until he assumed the Senior Vice President role in January 2021, he served as Colgate’s Vice President and General Counsel. Prior to that, Mr. Bell practiced law at Vinson & Elkins LLP in the corporate group focusing on mergers, acquisitions, and private equity transactions in the oil and gas space. Mr. Bell received his Bachelor of Arts from the University of Texas at Austin. He received his J.D. from the University of Texas School of Law, as well as his Master of Business Administration from the University of Texas at Austin.

ROBERT R. SHANNON
Chief Accounting Officer Age: 36	Mr. Shannon has served as our Chief Accounting Officer since May 2024. Prior to that, Mr. Shannon served as our Executive Vice President of Corporate Services since September 2022. Previously, he served as Vice President and Chief Accounting Officer of Colgate Energy since March 2016. Prior to that, Mr. Shannon served as the Controller of Burnett Petroleum, an independent oil and gas exploration company focused on domestic onshore operations. Mr. Shannon also previously worked in the Audit Group of KPMG LLP, primarily focused on upstream oil and gas companies. Mr. Shannon has more than a decade of experience working in the upstream energy space on accounting, operational and strategic decisions. Mr. Shannon holds a Master in Professional Accounting degree and a Bachelor of Business Administration degree in Business Honors and Accounting from the University of Texas at Austin.

58	PERMIAN RESOURCES	2025 PROXY STATEMENT

EXECUTIVE OFFICERS

BRENT P. JENSEN
Former Chief Accounting Officer Age: 55	Mr. Jensen served as our Chief Accounting Officer from March 2017 to May 2024. Prior to that, Mr. Jensen served as Vice President, Finance and Treasurer of Whiting Petroleum Corporation from March 2015 to March 2017. Mr. Jensen joined Whiting in August 2005 as Controller and became Controller and Treasurer in January 2006, and he was the designated principal accounting officer at Whiting from 2006 until his departure in 2017. Mr. Jensen was previously with PricewaterhouseCoopers L.L.P. in Houston and Los Angeles, where he held various positions in their oil and gas audit practice since 1994, which included assignments of four years in Moscow, Russia and three years in Milan, Italy. He has over 25 years of oil and gas accounting experience and is a Certified Public Accountant inactive. Mr. Jensen holds a Bachelor of Arts degree from the University of California, Los Angeles.

PERMIAN RESOURCES	2025 PROXY STATEMENT	59

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

REVIEW AND APPROVAL OF RELATED PERSON TRANSACTIONS

Our Board has adopted a Related Person Transactions Policy, a copy of which is available on our website at www.permianres.com. Under the policy, our Audit Committee reviews and, where the Audit Committee determines them to be in our best interests, approves all transactions and arrangements that have an aggregate value exceeding $120,000, in which the Company participates and a Related Person to the Company has a direct or indirect material interest. For purpose of the policy, a “Related Person” includes our directors, director nominees, executive officers and any holder of more than 5% of any class of our common stock, and their respective immediate family members.

In determining whether a related person transaction or arrangement is in our best interests, the Audit Committee considers, among other factors, the position within or relationship of the Related Person with us, the materiality of the transaction or arrangement, the business purpose for and reasonableness of the transaction or arrangement, whether the transaction or arrangement is comparable to one that could be available on an arms-length basis to us or is on terms we offer generally to persons who are not related, whether the transaction is in the ordinary course of our business and was proposed and considered in the ordinary course, and the effect of the transaction or arrangement on our business and operations. The policy provides that the following do not create a material direct or indirect interest on behalf of the Related Person and are therefore not related person transactions:

●	reimbursements or payments of business expenses;
●	executive officer or director compensation in accordance with the disclosure exceptions provided for in Instruction 5 to Item 404(a) of Regulation S-K (or any successor rule);
●	any charitable contribution, grant, endowment or pledge by us to a charitable organization, foundation or university where the Related Person’s only relationship with that organization is as a director and the aggregate amount involved does not exceed $200,000;
●	any transaction in which the interest of the Related Person arises solely from the ownership of a class of the Company’s equity securities and all holders of that class receive the same benefit on a pro rata basis (for example, dividends); and
●	any transaction with an entity at which the Related Person’s only relationship is as a director.

Annually, the Audit Committee reviews any previously approved related person transaction or arrangement that is continuing and determines based on then existing facts and circumstances whether it is in our best interest to continue, modify or terminate each such transaction or arrangement.

The Related Person Transactions Policy supplements the conflict of interest provisions in our Code of Ethics.

Our Code of Ethics requires us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our Board (or the appropriate committee of our Board) or as disclosed in our public filings with the SEC. Under our Code of Ethics, conflict of interest situations include, among others, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the Company, and any circumstance, event, relationship or situation in which the personal interest of any of our directors, officers or employees interferes or appears to interfere with our interests as a whole. A copy of our Code of Ethics is available on our website at www.permianres.com. We intend to satisfy the disclosure requirement regarding any amendment to, or any waiver of, a provision of the Code of Ethics by posting such information on our website.

Although our management believes that the terms of the related person transactions described below are reasonable, it is possible that we could have negotiated more favorable terms for such transactions with unrelated third parties.

60	PERMIAN RESOURCES	2025 PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

RELATED PERSON TRANSACTIONS

RELATED PERSON TRANSACTIONS

Funds affiliated with NGP Energy Capital Management, L.L.C. (NGP), Pearl Energy Investments (Pearl), Riverstone Investment Group LLC (Riverstone) and EnCap Investments L.P. (EnCap) each beneficially owned more than 5% of the outstanding shares of at least one class of common stock of the Company during all or a portion of 2024. For the current ownership of each Related Person and its related affiliates in the Company, please see the “Security Ownership of Certain Beneficial Owners and Management” section below. Pearl also has one director representative currently serving on the Company’s Board of Directors.

Pearl also owns interests in CEP III Holdings, LLC and its affiliates (CEP Holdings), a holding company that owned Colgate prior to the PR Merger. Members of our management team that were previously employed by Colgate also owned profit interests in CEP Holdings until December 2022.

Because of their significant ownership in the Company, any otherwise qualifying transactions between the Company and investments affiliated with any of these Related Persons during the period of 2024 in which they were Related Persons is considered a related person transaction under the Company’s Related Person Transaction Policy. The following list reflects the Company’s related person transactions for 2024. We believe that the terms of these arrangements are no less favorable to either party than those held with unaffiliated parties.

●	As previously disclosed on Current Reports on Form 8-K filed with the SEC on March 6, 2024 and May 15, 2024, over the course of 2024 and in each case concurrent with the closing of periodic secondary offerings by certain shareholders of the Company, the Company agreed to purchase common units representing limited liability company interests in Permian Resources Operating, LLC together with a corresponding number of shares of Class C common stock of the Company with an aggregate value of approximately $61.0 million from certain affiliates of NGP at prices per common unit (and corresponding share of Class C common stock) equal to the price per share at which the underwriters to the respective secondary offering agreed to purchase shares of Class A common stock of the Company in the applicable periodic secondary offering. Following the May 2024 periodic secondary offering, NGP ceased to be a Related Person.
●	Certain mineral owners affiliated with EnCap, NGP, Riverstone and one of our directors, Frost Cochran, received payments from us in 2024 relating to their ownership of oil and gas minerals that we operate. Funds affiliated with EnCap include AEP EnCap Holdco LLC, Pegasus Resources Holdings, LLC and Pegasus Resources Holdings II, LLC, which received approximately $0.3 million, $7.8 million and $2.3 million, respectively, in net revenue payments in 2024. Funds affiliated with NGP include Elk Range Royalties Holdings, LP and Crown Oil Partners VII, LLC, which received approximately $1.4 million and $2.9 million, respectively, in net revenue payments during the first quarter of 2024. Funds affiliated with Riverstone include Teton Range, LLC and Maple Energy Holdings, LLC, which received approximately $4.3 million and $0.7 million in net revenue payments in 2024, respectively. Funds affiliated with Mr. Cochran include UpCurve Energy Partners, LLC, which received approximately $0.9 million in net revenue payments in 2024.
●	We continue to have a vendor arrangement with Streamline Innovations, Inc. (Streamline), a Riverstone affiliate, which is also affiliated with Pearl. During 2024, we paid approximately $8.7 million to Streamline for field equipment and related services.
●	During the first quarter of 2024, we received approximately $0.3 million in net revenue payments from Hibernia Energy III, LLC, an NGP affiliate, and approximately $0.2 million from Advance Energy Partners LLC, an EnCap affiliate, relating to jointly owned interests in oil and gas minerals.
●	We have a vendor arrangement with Wildcat Oil Tools LLC (Wildcat), an oilfield tool company founded by one of our directors, Aron Marquez. Mr. Marquez was the Chief Executive Officer of Wildcat from 2012 until January 2023, when he became the Executive Chairman of the Wildcat Board of Directors. Wildcat was an established vendor for each of Centennial and Colgate prior to Mr. Marquez being appointed to the Board in connection with the PR Merger closing. In 2023, we paid approximately $2.6 million to Wildcat.

PERMIAN RESOURCES	2025 PROXY STATEMENT	61

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding ownership of shares of our Class A common stock and Class C common stock as of April 2, 2025 by:

●	each person who is the beneficial owner of more than 5% of the outstanding shares of any class of our common stock (based on a review of ownership reports filed with the SEC on or before April 2, 2025);
●	each of our NEOs and directors for 2024; and
●	all of our current executive officers and directors, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of a date reasonably selected by us. We selected April 2, 2025 as the determination date. The beneficial ownership percentages are based on 710,096,445 shares of our Class A common stock and 99,050,810 shares of our Class C common stock issued and entitled to vote as of April 2, 2025.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	CLASS A COMMON STOCK		CLASS C COMMON STOCK(1)		COMBINED VOTING POWER
NAME OF BENEFICIAL OWNER	NUMBER	PERCENTAGE	NUMBER	PERCENTAGE	NUMBER	PERCENTAGE
5% or Greater Shareholders
BlackRock, Inc.(2)	61,238,040	8.6%			61,238,040	7.6%
Funds affiliated with EnCap Investments L.P.(3)	21,532,613	3.0%	33,050,609	33.4%	54,583,222	6.7%
Funds affiliated with Pearl Energy Investments(4)			16,094,353	16.2%	16,094,353	2.0%
Funds affiliated with Riverstone Holdings(5)	41,596,969	5.9%			41,596,969	5.1%
The Vanguard Group, Inc.(6)	58,741,024	8.3%			58,741,024	7.3%
Directors and Named Executive Officers
William M. Hickey III			12,267,681	12.4%	12,267,681	1.5%
James H. Walter			12,042,681	12.2%	12,042,681	1.5%
Guy M. Oliphint(7)	168,346	*			168,346	*
John C. Bell(8)	112,312	*	1,353,243	1.4%	1,465,555	*
Robert R. Shannon(9)	96,547	*	2,000,000	2.0%	2,096,547	*
Brent P. Jensen(10)	1,400,256	*			1,400,256	*
Robert J. Anderson(11)	493,836	*			493,836	*
Maire A. Baldwin(12)	265,246	*			265,246	*
Frost W. Cochran
Karan E. Eves(13)	63,906	*			63,906	*
Steven D. Gray(14)	196,616	*			196,616	*
Aron Marquez(15)	63,906	*			63,906	*
William J. Quinn(4)	1,312,429	*	21,980,426	22.2%	23,292,855	2.9%
Jeffrey H. Tepper(16)	177,567	*			177,567	*
Robert M. Tichio(17)	18,445	*			18,445	*
All current directors and executive officers, as a group (14 individuals)	2,475,320	*	49,644,031	50.1%	52,613,187	6.5%

62	PERMIAN RESOURCES	2025 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

*	= Less than 1%.
(1)	Subject to the terms of the Seventh Amended and Restated Limited Liability Company Agreement (the OpCo LLC Agreement) of Permian Resources Operating, LLC (OpCo), holders of common units in OpCo (other than the Company) generally have the right to exchange all or a portion of their common units (together with a corresponding number of shares of Class C common stock) for Class A common stock at an exchange ratio of one share of Class A common stock for each OpCo common unit (and corresponding share of Class C common stock) exchanged. Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. The Company has the option to deliver cash in lieu of shares of Class A common stock upon exercise by OpCo holders of their exchange right. As a result, beneficial ownership of Class C common stock and OpCo common units is not reflected as beneficial ownership of shares of our Class A common stock for which such common units and stock may be exchanged.
(2)	Based solely on a Schedule 13G/A filed with the SEC on November 11, 2024 by BlackRock, Inc. (BlackRock). BlackRock may be deemed to beneficially own 61,238,040 shares of Class A common stock. With regards to such shares, BlackRock has sole voting power over 59,971,638 shares, shared voting power over no shares, sole dispositive power over 61,238040 shares, and shared dispositive power over no shares. BlackRock’s 13G/A contained information as of September 30, 2024 and may not reflect accurate or complete information about BlackRock’s current holdings of PR common stock. PR takes no responsibility for such information and makes no representation as to its accuracy or completeness as of the date hereof or on any subsequent date. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.
(3)	Based on a Schedule 13G/A filed with the SEC on February 13, 2024 by Bold Energy Holdings. LLC (Bold Holdings) and a subsequent Form 4 filed with the SEC on May 17, 2024 by EnCap Partners GP, LLC (EnCap Partners GP). Attributable to shares of Class C common stock and Class A common stock held directly or indirectly by three investment funds affiliated with EnCap (the EnCap Funds): (i) EnCap Energy Capital Fund VIII, L.P. (EnCap Fund VIII), which directly holds 2,241,560 shares of Class A common stock, (ii) EnCap Energy Capital Fund IX, L.P. (EnCap Fund IX), which beneficially owns 33,050,609 shares of Class C common stock and an equivalent number of OpCo common units directly held by its wholly owned subsidiary, Bold Holdings and (iii) EnCap Energy Capital Fund XI, L.P. (EnCap Fund XI), which directly holds 19,291,053 shares of Class A common stock. EnCap Partners GP is the general partner of EnCap Partners, LP (EnCap Partners), which is the managing member of EnCap Investments Holdings, LLC (EnCap Holdings), which is the sole member of EnCap Investments GP, L.L.C. (Investments GP), which is the general partner of EnCap Investments L.P. (Investments LP), which is the general partner of EnCap Equity Fund VIII GP, L.P. (Fund VIII GP) and EnCap Equity Fund IX GP, L.P. (Fund IX GP), which are the general partners of EnCap Fund VIII and EnCap Fund IX, respectively. EnCap Fund IX directly owns 100% of the membership interests of Bold Holdings. Investments LP is the sole member of EnCap Equity Fund XI GP, LLC (Fund XI LLC), which is the general partner of EnCap Equity Fund XI GP, L.P. (Fund XI GP), which is the general partner of EnCap Fund XI. Therefore, each of EnCap Partners GP, EnCap Partners, EnCap Holdings, Investments GP, Investments LP, Fund VIII GP, Fund IX GP, Fund XI LLC, Fund XI or Fund XI GP may be deemed to beneficially own or to have beneficially owned the reported securities that are or were held of record by any reporting persons under its direct or indirect control. Each reporting person disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein. EnCap Partners GP’s Form 4 contained information as of May 17, 2024 and may not reflect accurate or complete information about the EnCap Funds’ current holdings of common stock and OpCo common units. PR takes no responsibility for such information and makes no representation as to its accuracy or completeness as of the date hereof or on any subsequent date. The address for the EnCap entities listed above is 9651 Katy Freeway, Suite 600, Houston, Texas 77024.
(4)	Reflects (i) 16,094,353 shares of Class C common stock and an equivalent number of OpCo common units held of record by Pearl Energy Investments II, L.P. (Pearl II), (ii) 5,015,933 shares of Class C common stock and an equivalent number of OpCo common units held of record by Mail Holdings, L.P. (Mail Holdings), (iii) 870,140 shares of Class C common stock and an equivalent number of OpCo common units held of record by William J. Quinn (Mr. Quinn) and (iv) 1,312,429 shares of Class A common stock held of record by Mail Holdings. Pearl II is controlled by Pearl Energy Investment II GP, L.P., its general partner (Pearl II GP, L.P.). Pearl II GP, L.P. is controlled by Pearl Energy Investment II UGP, LLC (Pearl II UGP). Pearl II UGP and Mail Holdings are each controlled by Mr. Quinn, the founder and managing partner of Pearl Energy Investments. The business address for each person named in this footnote is 2100 McKinney Ave #1675, Dallas, TX 75201. This information is based solely upon information furnished by affiliates of Pearl Energy Investments and PR takes no responsibility for such information and makes no representation as to its accuracy or completeness as of the date hereof or on any subsequent date.
(5)	Includes 26,474,419 shares of Class A common stock held of record by Riverstone VI Centennial QB Holdings, L.P. (Riverstone QB Holdings), 10,052,173 shares of Class A common stock held of record by REL US Centennial Holdings, LLC (REL US),2,661,272 shares of Class A common stock held of record by Riverstone Non-ECI USRPI AIV, L.P. (Riverstone Non-ECI), 1,784,102 shares of Class A common stock held of record by Silver Run Sponsor, LLC (Silver Run Sponsor) and 625,003 shares of Class A common stock held of record by David Leuschen. David Leuschen and Pierre F. Lapeyre, Jr. are the managing directors of Riverstone Management Group, L.L.C. (Riverstone Management) and have or share voting and investment discretion with respect to the securities beneficially owned by Riverstone Management. Riverstone Management is the general partner of Riverstone/Gower Mgmt Co Holdings, L.P. (Riverstone/Gower), which is the sole member of Riverstone Holdings LLC (Riverstone Holdings) and the sole shareholder of Riverstone Holdings II (Cayman) Ltd. (Riverstone Holdings II). Riverstone Holdings is the managing member of Silver Run Sponsor Manager, LLC (Silver Run Manager), which is the managing member of Silver Run Sponsor. As such, each of Silver Run Manager, Riverstone Management, Riverstone/Gower, Riverstone Holdings, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Silver Run Sponsor. Each such entity or person disclaims beneficial ownership of these securities. Riverstone Holdings is also the sole shareholder of Riverstone Energy GP VI Corp (Riverstone Energy Corp), which is the managing member of Riverstone Energy GP VI, LLC (Riverstone Energy GP), which is the general partner of Riverstone Energy Partners VI, L.P. (Riverstone Energy Partners), which is the general partner of Riverstone QB Holdings. As such, each of Riverstone Energy Partners, Riverstone Energy GP, Riverstone Energy Corp, Riverstone Holdings, Riverstone/Gower, Riverstone Management, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Riverstone QB Holdings. Each such entity or person disclaims beneficial ownership of these securities. Riverstone Holdings II is the general partner of Riverstone Energy Limited Investment Holdings, LP, which is the sole shareholder of REL IP General Partner Limited (REL IP GP), which is the general partner of REL IP General Partner LP (REL IP), which is the managing member of REL US. As such, each of REL IP, REL IP GP, Riverstone Holdings II, Riverstone/Gower, Riverstone Management, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by REL US. Each such entity or person disclaims beneficial ownership of these securities. Riverstone Non-ECI GP Ltd. (Non-ECI GP Ltd.) is the sole member of Riverstone Non-ECI GP Cayman LLC (Non-ECI Cayman GP), which is the general partner of Riverstone Non-ECI Partners GP (Cayman), L.P. (Non-ECI Cayman), which is the sole member of Riverstone Non-ECI USRPI AIV GP, L.L.C. (Riverstone Non-ECI GP), which is the general partner of Riverstone Non-ECI. Non-ECI GP Ltd. is managed by Mr. Leuschen and Mr. Lapeyre, who have or share voting and investment discretion with respect to the securities held of record by Riverstone Non-ECI. As such, each of Riverstone Non-ECI GP, Non-ECI Cayman, Non-ECI Cayman GP, Non-ECI GP Ltd., Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Riverstone Non-ECI. Each such entity or person disclaims beneficial ownership of these securities. The business address for each person named in this footnote is c/o Riverstone Holdings, 712 Fifth Avenue, 36th Floor, New York, NY 10019. This information is based solely upon Amendment No. 16 to the Schedule 13D filed by affiliates of Riverstone on March 8, 2024 and subsequently, on information furnished by affiliates of Riverstone in connection with the filing of PR’s prospectus supplement dated May 13, 2024 filed with the SEC. PR takes no responsibility for such information and makes no representation as to its accuracy or completeness as of the date hereof or on any subsequent date.

PERMIAN RESOURCES	2025 PROXY STATEMENT	63

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(6)	Based solely on a Schedule 13G/A filed with the SEC on June 10, 2024 by the Vanguard Group, Inc. (Vanguard). Vanguard, in its capacity as investment adviser, may be deemed to beneficially own 58,741,024 shares of Class A common stock. With regards to such shares, Vanguard has sole voting power over no shares, shared voting power over 428,750shares, sole dispositive power over 57,847,644 shares and shared dispositive power over 893,380 shares. Vanguard’s 13G/A contained information as of May 31, 2024 and may not reflect accurate or complete information about Vanguard’s current holdings of Class A common stock. PR takes no responsibility for such information and makes no representation as to its accuracy or completeness as of the date hereof or on any subsequent date. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.
(7)	Amount reflected in the table for Mr. Oliphint includes 105,577 shares of Class A common stock subject to continued time-based vesting requirements.
(8)	Amount reflected in the table for Mr. Bell includes 76,276 shares of Class A common stock subject to continued time-based vesting requirements.
(9)	Amount reflected in the table for Mr. Shannon includes 75,571 shares of Class A common stock subject to continued time-based vesting requirements.
(10)	Amount reflected in the table for Mr. Jensen reflects his ownership as of his last day of employment on June 7, 2024. Because Mr. Jensen is no longer employed by the Company, his security ownership is not included in the total noted above for current directors and executive officers, as a group.
(11)	Amount reflected in the table for Mr. Anderson includes 17,530 shares of Class A common stock subject to continued time-based vesting requirements.
(12)	Amount reflected in the table for Ms. Baldwin includes 18,750 shares of Class A common stock subject to continued time-based vesting requirements.
(13)	Amount reflected in the table for Ms. Eves includes 17,530 shares of Class A common stock subject to continued time-based vesting requirements.
(14)	Amount reflected in the table for Mr. Gray includes 27,896 shares of Class A common stock subject to continued time-based vesting requirements.
(15)	Amount reflected in the table for Mr. Marquez includes 17,530 shares of Class A common stock subject to continued time-based vesting requirements.
(16)	Amount reflected in the table for Mr. Tepper includes 18,902 shares of Class A common stock subject to continued time-based vesting requirements.
(17)	Amount reflected in the table for Mr. Tichio includes 18,445 shares of Class A common stock subject to continued time-based vesting requirements.

64	PERMIAN RESOURCES	2025 PROXY STATEMENT

PROPOSAL 2:

Approval on an Advisory Basis of our Named Executive Officer Compensation

In accordance with the Dodd-Frank Act of 2010 (the Dodd-Frank Act) and Section 14A of the Exchange Act, we are asking our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this Proxy Statement.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our NEOs, who are critical to our success. Please read “Compensation Discussion and Analysis” and the accompanying tables and narrative disclosure for details about our executive compensation programs. We are asking our shareholders to indicate their support for our NEO compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders of Permian Resources Corporation (the Company) approve, by a non-binding advisory vote, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2024 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on our company, our Board or the Compensation Committee. However, our Board and the Compensation Committee value the opinions of our shareholders and intend to consider our shareholders’ views regarding our executive compensation programs, including in making future decisions relating to such programs.

VOTE REQUIRED AND BOARD RECOMMENDATION

The approval by a non-binding advisory vote of our NEO requires the vote of a majority of the votes cast by the shareholders present or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions will not be counted as a vote cast and, therefore, will not have an effect on the outcome of the vote. Broker non-votes have no effect on the outcome of the vote.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PERMIAN RESOURCES	2025 PROXY STATEMENT	65

PROPOSAL 3:

Ratification of Appointment of Independent Registered Public Accounting Firm

KPMG LLP, which has been our independent audit firm since November 18, 2016, has been appointed by our Audit Committee as our independent auditors for the fiscal year ending December 31, 2025, and our Audit Committee has further directed that the appointment of KPMG LLP be submitted for ratification by our shareholders at the Annual Meeting. We have been advised by KPMG LLP that neither that firm nor any of its associates has any relationship with us or our subsidiaries other than the usual relationship that exists between independent auditors and their clients. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from shareholders.

Shareholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm is not required by our Second Amended and Restated Bylaws (as amended, the Bylaws), Corporate Governance Guidelines, committee charters or otherwise. However, the Board is submitting the appointment of KPMG LLP to our shareholders for ratification as a matter of what it considers to be good corporate practice. Even if the appointment is ratified, our Audit Committee, in its discretion, may appoint a different independent accounting firm at any time during the year if our Audit Committee determines that such a change would be in our and our shareholders’ best interests.

PRINCIPAL ACCOUNTING FIRM FEES

The table below sets forth the aggregate fees billed by KPMG, the Company’s independent registered public accounting firm, for the last two fiscal years.

AUDITOR FEES	2023	2024
Audit fees(1)	$3,450,000	$2,580,000
Audit-related fees	–	–
Tax-related fees	282,000	–
Total	$3,732,000	$2,580,000
(1)	Audit fees are for the audit of the Company’s consolidated financial statements included in the applicable annual report on Form 10-K, including the audit of the effectiveness of the Company’s internal controls over financial reporting, and the review of the Company’s financial statements included in the applicable quarterly report on Form 10-Q. These fees also include work performed in connection with registration statements, capital market transactions, oil and gas property acquisitions including PR Merger-related costs and other audit-related services.

AUDIT COMMITTEE APPROVAL

On an annual basis, the Audit Committee reviews and pre-approves the Company engaging the independent registered public accounting firm for the following year. As part of this process, the Audit Committee pre-approves all audit and permitted audit-related and non-audit services to be performed by the independent registered public accounting firm, including the fees relating thereto. The Audit Committee may delegate pre-approval authority to one or more of its members. In the event of any such delegation, any pre-approved decisions will be reported to the Audit Committee at its next scheduled meeting. All fees described in the table above were pre-approved by the Audit Committee.

VOTE REQUIRED AND BOARD RECOMMENDATION

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 requires the affirmative vote of a majority of shares of common stock present or represented by proxy at the meeting and entitled to vote on this proposal. Abstentions will have the same effect as a vote against this proposal. NYSE rules permit brokers to vote uninstructed shares at their discretion on this proposal, so broker non-votes are not expected.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

66	PERMIAN RESOURCES	2025 PROXY STATEMENT

GENERAL INFORMATION

ANNUAL REPORT

Our Annual Report on Form 10-K for the year ended December 31, 2024 accompanies this Proxy Statement.

OTHER BUSINESS

Our management does not know of any other matters to come before the Annual Meeting, and our Board does not intend to present any other items of business other than those stated in the Notice of 2025 Annual Meeting of Shareholders. If, however, any other matters do come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their discretion on such matters.

SHAREHOLDER PROPOSALS

If you wish to submit a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement and proxy card for our 2026 annual meeting of shareholders, you must submit the proposal to our General Counsel and Secretary no later than December 11, 2025.

In addition, if you desire to bring business or nominate an individual for election or re-election as a director outside of Rule 14a-8 under the Exchange Act before our 2026 annual meeting of shareholders, you must comply with our Bylaws, which currently require that you provide written notice of such business to our General Counsel and Secretary no earlier than January 21, 2026, and no later than the close of business on February 20, 2026, and otherwise comply with the advance notice and other provisions set forth in our Bylaws, which currently includes, among other things, the submission of specified information. For additional requirements, shareholders should refer to Article II, Section 2.7 and Article III, Section 3.3 of our Bylaws, a current copy of which may be obtained from our General Counsel and Secretary.

In addition to satisfying the foregoing requirements under the Company’s Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 22, 2026.

AVAILABILITY OF CERTAIN DOCUMENTS

A copy of our Annual Report has been posted on the internet along with this Proxy Statement and proxy materials to all shareholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. We will mail without charge, upon written request, a copy of our Annual Report including exhibits. Please send a written request to our General Counsel and Secretary at:

Permian Resources Corporation
300 N. Marienfeld Street, Ste. 1000
Midland, TX 79701
Attention: General Counsel and Secretary

The charters for our Audit, Compensation, Nominating and Corporate Governance and Environmental, Social and Governance Committees, as well as our Corporate Governance Guidelines, our Policy for Accounting-Related Complaints, our Policy for Related Person Transactions and our Code of Business Conduct and Ethics are posted in the Investor Relations portion of our website at www.permianres.com, and are also available in print without charge upon written request to our General Counsel and Secretary at the address above.

Shareholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the shareholders within the household. We will promptly deliver a separate copy of the proxy materials to such shareholders upon receipt of a written or oral request to our General Counsel and Secretary at the address above, or by calling (432) 695-4222.

If you hold your shares in street name and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

PERMIAN RESOURCES	2025 PROXY STATEMENT	67

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

In this section of the Proxy Statement, we answer some common questions regarding the Annual Meeting and the voting of shares of common stock at the Annual Meeting.

When and where will the Annual Meeting be held?

The Annual Meeting will take place on May 21, 2025 at 9:00 a.m. Central Time at:

Petroleum Club of Midland
501 West Wall Street
Midland, TX 79701

Although we are currently planning to hold the Annual Meeting in person, in the event it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the Annual Meeting as promptly as practicable, which may include holding a virtual-only or hybrid Annual Meeting rather than an in-person Annual Meeting. If we take this step, details on how to participate will be issued by press release, posted on our website and filed with the SEC as additional proxy material. Therefore, if you are planning to attend our Annual Meeting, please monitor our website prior to the meeting date.

Why did I receive a Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting in the mail instead of a paper copy of the proxy materials?

The SEC has approved rules allowing companies to furnish proxy materials, including this Proxy Statement and our Annual Report, to our shareholders by providing access to such documents on the internet instead of mailing paper copies. We believe these rules provide a convenient and quick way in which our shareholders can access the proxy materials and vote their shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.

Accordingly, certain of our shareholders will receive a Notice and will not receive paper copies of the proxy materials unless they request them. Instead, the Notice will provide such shareholders with notice of the Annual Meeting and will also provide instructions regarding how such shareholders can access and review all the proxy materials on the internet. The Notice also provides instructions as to how you may submit your proxy electronically via the internet or by telephone. If you received the Notice and you would instead prefer to receive a paper or electronic copy of the proxy materials, you should follow the instructions for requesting such materials that are provided in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.

Why did you send me the proxy materials or the Notice?

We sent you the proxy materials or the Notice because we are holding our Annual Meeting and our Board is asking for your proxy to vote your shares of common stock at the Annual Meeting. We have summarized information in this Proxy Statement that you should consider in deciding how to vote at the Annual Meeting.

Can I vote my shares of common stock by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to authorize your proxy electronically via the internet, by telephone or by requesting and returning a paper Proxy Card, or you may vote your shares of common stock by submitting an electronic ballot during the Annual Meeting.

Who can vote?

You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on April 2, 2025, the record date for determining the shareholders who are entitled to vote at the Annual Meeting. As of April 2, 2025, there were a total of 710,096,445 shares of Class A common stock and 99,050,810 shares of Class C common stock issued and entitled to vote at the Annual Meeting. You get one vote for each share of common stock that you own.

68	PERMIAN RESOURCES	2025 PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

How is a quorum determined?

We will hold the Annual Meeting if shareholders representing the required quorum of shares of common stock entitled to vote authorize their proxy online or telephonically, sign and return their Proxy Cards or attend the Annual Meeting. The presence via live webcast or by proxy of a majority of the shares of common stock entitled to vote at the Annual Meeting constitutes a quorum. If you authorize your proxy online or telephonically or sign and return your Proxy Card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to indicate your vote on the Proxy Card.

What is the required vote for approval?

The election of each of our director nominees requires the vote of a majority of the votes cast by the shareholders present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not have an effect on the results of the election of directors. We have adopted a director resignation policy whereby an incumbent director who fails to receive a majority of the votes cast during an uncontested election may be required by the Board to resign. See “Corporate Governance—Majority Voting in Director Elections” for additional information regarding the majority voting standard for uncontested director elections and our director resignation policy.

The approval by a non-binding advisory vote of our named executive officer compensation and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm require the vote of a majority of the votes cast by the shareholders present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. If you abstain for purposes of these proposals, your abstention will not be counted as a vote cast and, therefore, will not have an effect on the results of such vote. For the approval on an advisory basis of our named executive officer compensation, broker non-votes will have no effect on the outcome of the vote. The rules of the New York Stock Exchange permit brokers to vote uninstructed shares at their discretion regarding the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, so there will be no broker non-votes on this proposal.

How do I vote by proxy?

Follow the instructions on the Notice or the Proxy Card to authorize a proxy to vote your shares of common stock at the Annual Meeting electronically via the internet or by telephone or, if you received paper proxy materials, by completing and returning the Proxy Card. The individuals named and designated as proxies will vote your shares of common stock as you instruct. You have the following choices in voting your shares of common stock:

●	You may vote on each proposal, in which case your shares will be voted in accordance with your choices.
●	In voting on the election of director nominees, you may either vote “FOR” or “AGAINST” each director.
●	You may abstain from voting on the proposal to (1) elect the eleven director nominees, (2) approve on an advisory basis our named executive officer compensation and (3) ratify the appointment of KPMG LLP as our independent registered public accounting firm, in which case no vote will be recorded with respect to the proposal.

You may return a signed Proxy Card without indicating your vote on any matter, in which case the designated proxies will vote to (1) elect the eleven director nominees, (2) approve on an advisory basis our named executive officer compensation and (3) ratify the appointment of KPMG LLP as our independent registered public accounting firm.

How can I authorize my proxy online or via telephone?

In order to authorize your proxy online or via telephone, go to www.cstproxyvote.com or call the toll-free number reflected on the Notice, and follow the instructions. If your shares of common stock are held in the name of your broker, a bank or other nominee in “street name,” that party will give you instructions for voting your shares. Please have your Notice in hand when accessing the site, as it contains a Control Number required for access. You can authorize your proxy electronically via the internet or by telephone at any time prior to 11:59 p.m. Eastern Time, on May 20, 2025, the day before the Annual Meeting.

If you received paper proxy materials, you may also refer to the enclosed Proxy Card for instructions. If you choose not to authorize your proxy electronically, please complete and return the paper Proxy Card in the pre-addressed, postage-paid envelope provided.

PERMIAN RESOURCES	2025 PROXY STATEMENT	69

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What if other matters come up at the Annual Meeting?

As of the date of this Proxy Statement, the only matters we know of that will be voted on at the Annual Meeting are the proposals we have described herein: (1) the election of the eleven director nominees, (2) the approval on an advisory basis of our named executive officer compensation and (3) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. If other matters are properly presented at the Annual Meeting, the designated proxies will vote your shares of common stock at their discretion.

Can I change my previously authorized vote?

Yes, you can change your vote at any time before the vote on a proposal either by executing or authorizing, dating and delivering to us a new proxy electronically via the internet, by telephone or by mail at any time prior to 11:59 p.m. Eastern Time, on May 20, 2025, the day before the Annual Meeting, by giving us a written notice revoking your Proxy Card or by attending the Annual Meeting and voting your shares of common stock during the Annual Meeting. Your attendance at the Annual Meeting will not, by itself, revoke a proxy previously given by you. We will honor the latest dated proxy.

Proxy revocation notices or new proxy cards should be sent to Permian Resources Corporation, 300 N. Marienfeld St., Ste. 1000, Midland, TX 79701 Attention: General Counsel and Secretary.

Can I vote during the Annual Meeting rather than by authorizing a proxy?

You can attend the Annual Meeting and vote your shares of common stock during the Annual Meeting; however, we encourage you to authorize your proxy to ensure that your vote is counted. Authorizing your proxy electronically or telephonically, or submitting a Proxy Card, will not prevent you from later attending the Annual Meeting and voting your shares during the Annual Meeting.

Will my shares of common stock be voted if I do not provide my proxy?

Depending on the proposal, your shares of common stock may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange rules to cast votes on certain “routine” matters if they do not receive instructions from their customers. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm is considered a “routine” matter for which brokerage firms may vote shares without receiving voting instructions.

Brokerage firms do not have the authority under the New York Stock Exchange rules to vote on non-routine matters, which include the election of directors and the approval on an advisory basis of our named executive officer compensation. If you do not provide the brokerage firm with voting instructions on these proposals, your shares will not be voted and will result in “broker non-votes.” Broker non-votes will be considered present for the purpose of determining whether we have a quorum. Such broker non-votes will not have an effect on the election of directors or the approval on an advisory basis of our named executive officer compensation.

What do I do if my shares are held in “street name”?

If your shares of common stock are held in the name of your broker, a bank or other nominee in “street name,” that party will give you instructions for voting your shares. If your shares of common stock are held in “street name” and you would like to electronically vote your shares during the Annual Meeting, you must contact your broker, bank or other nominee to obtain a proxy form from the record holder of your shares.

Who will count the votes?

A representative of Continental Stock Transfer & Trust Company will count the votes and will serve as the independent inspector of election.

70	PERMIAN RESOURCES	2025 PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who pays for this proxy solicitation?

We do. We have engaged Morrow Sodali LLC (Morrow Sodali), to assist in the solicitation of proxies for the Annual Meeting. We have agreed to pay Morrow Sodali a fee of $12,500, plus disbursements. We will also reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. In addition, we will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of common stock for their expenses in forwarding soliciting materials to beneficial owners of shares of common stock and in obtaining voting instructions from those owners. In addition to sending you these materials, some of our employees or agents may contact you by telephone, by mail or in person. None of our employees will receive any extra compensation for providing those services.

Who can help with my questions?

If you have additional questions about this Proxy Statement or the Annual Meeting or would like to receive additional copies, without charge, of this document or our Annual Report, please contact:

Permian Resources Corporation
300 North Marienfeld Street, Suite 1000
Midland, TX, 79701
Attention: General Counsel and Secretary

If you have any questions or need assistance voting your shares you may also contact our proxy solicitor at:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902

PR.info@investor.morrowsodali.com

Banks and Brokerage Firms, please call (203) 658-9400

Shareholders, please call toll free (800) 662-5200

PERMIAN RESOURCES	2025 PROXY STATEMENT	71

APPENDIX A –

Non-GAAP Financial Measures

Adjusted Operating Cash Flow and Adjusted Free Cash Flow

Adjusted operating cash flow and adjusted free cash flow are supplemental non-GAAP financial measures used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define adjusted operating cash flow as net cash provided by operating activities adjusted to remove changes in working capital, merger and integration and other non-recurring charges, and estimated tax distributions to our non-controlling interest owners. Adjusted operating cash flows is reduced by total cash capital expenditures to arrive at adjusted free cash flows.

Our management believes adjusted operating cash flow and adjusted free cash flow are useful indicators of the Company’s ability to internally fund its future exploration and development activities, to service its existing level of indebtedness or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities, its merger and integration and other non-recurring costs or estimated tax distributions to noncontrolling interest owners after funding its capital expenditures paid for the period. The Company believes that these measures, as so adjusted, present meaningful indicators of the Company’s actual sources and uses of capital associated with its operations conducted during the applicable period. Our computation of adjusted operating cash flow and adjusted free cash flow may not be comparable to other similarly titled measures of other companies. Adjusted operating cash flow and adjusted free cash flow should not be considered as alternatives to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or as indicators of our operating performance or liquidity.

Adjusted operating cash flow and adjusted free cash flow are not financial measures that are determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of adjusted operating cash flow and adjusted free cash flow to net cash provided by operating activities, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

YEAR ENDED
(in thousands)	12/31/2024
Net cash provided by operating activities	$3,411,968
Changes in working capital:
Accounts receivable	51,396
Prepaid and other assets	8,491
Accounts payable and other liabilities	(78,353)
Merger and integration expense & other	25,659
Estimated tax distribution to noncontrolling interest owners(1)	-
Adjusted operating cash flow	3,419,161
Less: total cash capital expenditures	(2,060,667)
Adjusted free cash flow	$1,358,494
Adjusted diluted weighted average shares outstanding	829,058

72	PERMIAN RESOURCES	2025 PROXY STATEMENT

300 N. Marienfeld Street, Suite 1000 Midland, Texas 79701

permianres.com

2025

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

PERMIAN RESOURCES CORPORATION

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on May 20, 2025.

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

PROXY

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

Please mark your votes like this X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE NAMED UNDER PROPOSAL 1.

1. To elect the eleven directors nominated by the Board.

Nominees:

Nominees	FOR	AGAINST	ABSTAIN
1. Robert J. Anderson	☐	☐	☐
2. Maire A. Baldwin	☐	☐	☐
3. Frost W. Cochran	☐	☐	☐
4. Karan E. Eves	☐	☐	☐
5. Steven D. Gray	☐	☐	☐
6. William M. Hickey III	☐	☐	☐
7. Aron Marquez	☐	☐	☐
8. William J. Quinn	☐	☐	☐
9. Jeffrey H. Tepper	☐	☐	☐
10. Robert M. Tichio	☐	☐	☐
11. James H. Walter	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 2 AND 3.

Proposal	FOR	AGAINST	ABSTAIN
2. To approve, by a non-binding advisory vote, the Company's named executive officer compensation.	☐	☐	☐
3. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2025.	☐	☐	☐

CONTROL NUMBER

Signature____________________ **Signature, if held jointly**____________________ **Date**__________**, 2025**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

2025

The 2025 Proxy Statement and the 2024 Annual Report to Shareholders are available at: https://www.cstproxy.com/permianres/2025

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PERMIAN RESOURCES CORPORATION

The undersigned appoints William M. Hickey, James H. Walter, Guy M. Oliphint and John C. Bell, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Permian Resources Corporation held of record by the undersigned at the close of business on April 2, 2025 at the Annual Meeting of Stockholders of Permian Resources Corporation to be held on May 21, 2025, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE ELEVEN NOMINEES TO THE BOARD UNDER PROPOSAL 1, IN FAVOR OF PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued and to be marked, dated and signed, on the other side)